EXHIBIT 10.2

$100,000,000
SECOND LIEN TERM LOAN AGREEMENT

AMONG

SPANISH BROADCASTING SYSTEM, INC.,
AS BORROWER,
THE LENDERS
FROM TIME TO TIME PARTY HERETO,

AND

MERRILL LYNCH, PIERCE FENNER & SMITH, INCORPORATED
AS SYNDICATION AGENT,

AND

WACHOVIA BANK, NATIONAL ASSOCIATION
AS DOCUMENTATION AGENT,

AND

LEHMAN COMMERCIAL PAPER INC.,
AS ADMINISTRATIVE AGENT
DATED AS OF JUNE 10, 2005

LEHMAN BROTHERS INC.
LEAD ARRANGER AND SOLE MANAGER,

AND

LEHMAN BROTHERS INC.,
MERRILL LYNCH, PIERCE FENNER & SMITH, INCORPORATED,

AND

WACHOVIA CAPITAL MARKETS, LLC
AS ARRANGERS

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES:

4.3	Compliance With Law
4.6	Litigation
4.9	Intellectual Property
4.10	Taxes
4.15	Subsidiaries
4.17	Environmental
4.19	UCC Filing Jurisdictions

EXHIBITS

A	Form of Compliance and Pricing Certificate
B	Form of Guarantee and Collateral Agreement
C	Form of Lender Addendum
D	Form of Notice of Borrowing
E	Form of Solvency Certificate
F	Form of Note
G	Form of Exemption Certificate
H	Form of Closing Certificate
I	Form of Assignment and Acceptance

     SECOND LIEN TERM LOAN AGREEMENT, dated as of June 10, 2005, among SPANISH BROADCASTING SYSTEM, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time party to this Agreement (the “Lenders”), MERRILL LYNCH, PIERCE FENNER & SMITH, INCORPORATED, as syndication agent (in such capacity, the “Syndication Agent”), WACHOVIA BANK, NATIONAL ASSOCIATION, as documentation agent (in such capacity, the “Documentation Agent”) and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

     WHEREAS, the Borrower has requested that the Lenders make a term loan credit facility available to the Borrower in order to (i) finance (along with amounts borrowed under the First Lien Credit Agreement (as defined below)) a portion of the redemption of all of the Senior Subordinated Notes (as defined below) and to pay all accrued interest thereon and call or other premiums payable in connection with the redemption of the Senior Subordinated Notes, and (ii) pay costs and expenses incurred in connection with the Facilities (as defined below);

     WHEREAS, pursuant to a First Lien Credit Agreement (as defined below), the Borrower has entered into (a) a term loan credit facility in order to (i) repay Borrower’s obligations under the Credit Agreement dated as of October 30, 2003 among Borrower, the lenders from time to time party thereto, Merrill Lynch, Pierce Fenner & Smith Incorporated, as documentation agent, Lehman Commercial Paper Inc., as syndication agent and as administration agent (the “Existing Credit Agreement”), (ii) finance (along with amounts borrowed under this Agreement a portion of the redemption of all of the Senior Subordinated Notes (as defined below) and to pay all accrued interest thereon and call or other premiums payable in connection with the redemption of the Senior Subordinated Notes, and (iii) pay costs and expenses incurred in connection with the Facilities (as defined below) and (b) a revolving credit facility for working capital needs and general corporate purposes of the Borrower and its Subsidiaries (the “Refinancing”); and

     WHEREAS, the Lenders are willing to make such credit facilities available upon and subject to the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

     1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

     “Acquired Debt”: with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     “Acquisition Indebtedness”: Indebtedness incurred by the Borrower or by a Restricted Subsidiary in connection with or, the proceeds of which are used for, the acquisition of a Permitted Business and related facilities and assets or for the construction of a facility.

     “Administrative Agent”: as defined in the preamble hereto.

     “Affiliate”: of any specified Person means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that (a) beneficial ownership of at least 10% of the Voting Stock of a Person shall be deemed to be control and (b) for purposes of the “Transactions with Affiliates” covenant contained in Section 7.7, for so long as Raúl Alarcón Sr. or Raúl Alarcón Jr. are directors, officers or shareholders of the Borrower, they, their respective spouses, lineal descendants and any Person controlled by any of them shall be Affiliates of the Borrower and its Subsidiaries.

     “Affiliate Transaction”: as defined in Section 7.7.

     “Additional Extensions of Credit”: as defined in Section 10.1.

     “Agents”: the collective reference to the Administrative Agent, the Syndication Agent and the Documentation Agent.

     “Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) prior to termination of the Commitments, the aggregate amount of such Lender’s Commitments then in effect and (b) thereafter, the sum of the principal amount of such Lender’s Loans then outstanding.

     “Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

     “Agreement”: this Second Lien Term Loan Agreement, as amended, supplemented, replaced or otherwise modified from time to time.

     “Applicable Margin”: (a) with respect to Base Rate Loans, 2.75% per annum and (b) with respect to Eurodollar Loans, 3.75% per annum.

     “Arrangers”: as defined in Section 9.11.

     “Asset Sale”: (i) the sale, lease (other than an operating lease entered into in the ordinary course of business), conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback), excluding sales of services and goods in the ordinary course of business consistent with past practices (provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of Section 7.1 hereof and not by the provisions of Section 7.6 hereof) and (ii) the issue or sale by the Borrower or any of its Subsidiaries of Equity Interests of any of the Borrower’s Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $7.5 million or (b) for net proceeds in excess of $7.5 million.

     Notwithstanding the foregoing, the following items will not be deemed to be Asset Sales: (i) a transfer of assets by the Borrower to a Subsidiary Guarantor or by a Subsidiary Guarantor to the Borrower or to another Subsidiary Guarantor or by a Subsidiary that is not a Guarantor to the Borrower or a Subsidiary Guarantor, (ii) an issuance of Equity Interests by a Subsidiary Guarantor to the Borrower or to another Subsidiary Guarantor, (iii) the sale, lease or other disposition of equipment or other assets in the ordinary course of business (including, without limitation, the disposition of obsolete or worn out property), (iv) the sale and leaseback of any assets within 180 days of the acquisition of such assets, (v) a Restricted Payment that is permitted by Section 7.4 hereof or a Permitted Investment, (vi) a transfer of any FCC License to a Broadcast License Subsidiary, (vii) the non-exclusive licensing of Intellectual Property in the ordinary course of business, (viii) the disposition of Cash Equivalents, and (ix) discounts or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof.

     “Asset Sale Offer”: as defined in Section 7.6.

     “Asset Sale Mandatory Prepayment Date”: as defined in Section 2.12.

     “Asset Sale Prepayment Amount”: as defined in Section 2.12.

     “Asset Sale Prepayment Option Notice”: as defined in Section 2.12.

     “Assignee”: as defined in Section 10.6(c).

     “Assignment and Acceptance”: as defined in Section 10.6(c).

     “Assignor”: as defined in Section 10.6(c).

     “Attributable Debt”: in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     “Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate”: the prime lending rate as set forth in the British Bankers Telerate Page 5 (or, if the British Bankers Telerate ceases quoting a prime lending rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15(519) entitled “Selected Interest Rates” as the bank prime loan rate or its equivalent).

     “Base Rate Loans”: Loans for which the applicable rate of interest is based upon the Base Rate.

     “Basket Period”: as defined in Section 7.4(c).

     “Beneficial Owner”: has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person,” as such term is used in Section 13(d)(3) of the Exchange Act, such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

     “Benefited Lender”: as defined in Section 10.7.

     “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

     “Board of Directors”: the Board of Directors of the Borrower or a Restricted Subsidiary, as applicable, or any authorized committee of such Board of Directors.

     “Borrower”: as defined in the preamble hereto.

     “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lender(s) to make Loans hereunder.

     “Broadcast License Subsidiary”: a Wholly Owned Restricted Subsidiary of the Borrower that owns no material assets (except as permitted hereunder) other than FCC Licenses and related rights and has no liabilities other than (i) liabilities arising under the Guarantee and Collateral Agreement and the First Lien Loan Documents and (ii) trade payables incurred in the ordinary course of business and tax liabilities incidental to ownership of such rights.

     “Business Day”: (i) for all purposes other than as covered by clause (ii) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

     “Calculation Date”: as defined in Section 1.1 in the definition of “Debt to Cash Flow Ratio”.

     “Capital Lease Obligation”: at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease (attributable to principal) that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     “Capital Stock”: (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     “Cash Equivalents”: (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of “B” or better, (iv) repurchase obligations with a term of not more than fourteen days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Corporation and in each case maturing within 270 days after the date of acquisition and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) — (v) of this definition.

     “Change in Law”: as defined in 2.19.

     “Change of Control”: the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (or by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principal or a Related Party of the Principal, (ii) the adoption of a plan relating to the liquidation or dissolution of the Borrower, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Principal and his Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of the Borrower, (iv) the Principal ceases to be the Beneficial Owner, directly or indirectly, of a majority of the voting power of Voting Stock of the Borrower (measured by voting power rather than number of shares) as a result of any direct or indirect transfer of securities by the Principal, or (v) the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors.

     “Closing Date”: June 10, 2005.

     “Code”: the Internal Revenue Code of 1986, as amended from time to time and the regulations issued thereunder.

     “Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, including the Intellectual Property Collateral.

     “Commitment”: as to any Lender, the obligation of such Lender to make a Loan to the Borrower hereunder on the Closing Date in a principal amount equal to the amount set forth under the heading “Term Loan Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender. The aggregate amount of the Commitments is $100,000,000.

     “Commitment Letter”: the amended and restated commitment letter, dated May 31, 2005, by and among the Administrative Agent, the Arrangers, the Documentation Agent, the Syndication Agent and the Borrower, as amended, modified or supplemented from time to time.

     “Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

     “Communications Act”: The Communications Act of 1934, as amended.

     “Compliance and Pricing Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit A.

     “Confidential Information Memorandum”: the information memorandum furnished to the Persons invited in the syndication of the Loans to become Lenders.

     “Consolidated Cash Flow”: with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income, plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable

Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation expense for such period, to the extent the same was deducted in computing such Consolidated Net Income, plus (v) all amortization expense and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) for such period, to the extent the same was deducted in computing such Consolidated Net Income, minus (vi) non-cash items increasing such Consolidated Net Income for such period.

     Consolidated Cash Flow shall be calculated on a pro forma basis after giving effect to any acquisition as if such acquisition (including any Consolidated Cash Flow associated with such acquisition) occurred on the first day of the most recently ended four quarter period, giving pro forma effect to any non-recurring expenses, non-recurring costs and cost reductions within the first year after such acquisition which the Borrower anticipates if the Borrower delivers to the Administrative Agent an Officer’s Certificate certifying to and describing and quantifying with reasonable specificity such non-recurring expenses, non-recurring costs and cost reductions.

     “Consolidated Indebtedness”: with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness and Attributable Debt of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness and Attributable Debt of any other Person, to the extent that such Indebtedness or Attributable Debt has been guaranteed by the referent Person or by one or more of its Restricted Subsidiaries or is secured by a Lien on assets of the referent Person or any of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

     “Consolidated Interest Expense”: with respect to any Person for any period, the sum of: (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financing, and net payments (if any) pursuant to Hedging Obligations); and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and (iii) any interest expense on Indebtedness or Attributable Debt of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon).

     “Consolidated Net Income”: with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) except as otherwise provided in clause (v) below, the positive Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Borrower or one of its Restricted Subsidiaries.

     “Continuing Directors”: as of any date of determination, any member of the Board of Directors of the Borrower who (i) was a member of such Board of Directors on the Closing Date, (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election, or (iii) was nominated for election to such Board of Directors by the Principal.

     “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

     “Control Agreement”: each Control Agreement to be executed and delivered by each Loan Party party thereto, as required pursuant to the terms of the Guarantee and Collateral Agreement in form as is reasonably acceptable to the Administrative Agent, in each case as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

     “Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     “Copyright Security Agreement Supplement”: as defined in the Guarantee and Collateral Agreement.

     “Debt to Cash Flow Ratio”: with respect to any Person as of any date of determination (the “Calculation Date”), the ratio of (a) the Consolidated Indebtedness of such Person as of such date to (b) the Consolidated Cash Flow of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, determined on a pro forma basis after giving effect to all acquisitions and dispositions of assets made by such Person and its Restricted Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period. For purposes of making the computation referred to above, (i) any acquisitions or dispositions that have been made by such Person or any of its Restricted Subsidiaries, including through mergers or consolidations, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date (including the incurrence, assumption, repayment or retirement of any Indebtedness and also including any Consolidated Cash Flow associated with such acquisition or disposition) shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) any incurrence (and any application of any proceeds therefrom), repayment or retirement of any Indebtedness by such Person or its Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period.

     “Default”: any of the events specified in Section 8, whether or not any requirement set forth therein for the giving of notice, the lapse of time, or both, has been satisfied.

     “Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the maturity date of the Loans (or if the Loans have been paid in full, the maturity date of the First Lien Term Loans), provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption is permitted hereunder including without limitation Section 7.4. For the avoidance of doubt, the Series B Preferred Stock by its terms as in effect on the date hereof shall not constitute Disqualified Stock.

     “Documentation Agent”: as defined in the preamble hereto.

     “Dollars” and “$”: dollars in lawful currency of the United States of America.

     “Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of the District of Columbia or any state within the United States of America other than WCMA Licensing, Inc., WMEG Licensing, Inc. and WZET Licensing Inc.

     “Eligible Assignee”: commercial banks, finance companies, insurance companies or other financial institutions or any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

     “Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees or other legally enforceable requirements (including common law), of the United States, or any state, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as has been, is now, or at any time hereafter is, in effect.

     “Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

     “Equity Interests”: Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations issued thereunder.

     “ERISA Event”: as defined in Section 6.2(d).

     “Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D) maintained by a member bank of the Federal Reserve System. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit or credit for proration, exceptions or offsets that may be available from time to time to any Lender under Regulation D.

     “Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.

     “Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

     “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirements

     “Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

     “Event of Default”: any of the events specified in Section 8, provided that any requirement set forth therein for the giving of notice, the lapse of time, or both, has been satisfied.

     “Excess Amount”: as defined in Section 2.2.

     “Excess LA Asset Sale Proceeds”: in the event of a prepayment of the Lenders pursuant to Section 2.12(c), any proceeds from the LA Asset Sale that are not applied to the prepayment of the Lenders pursuant to such Section 2.12(c).

     “Excess Proceeds”: as defined in Section 7.6.

     “Exchange Act”: means the Securities Exchange Act of 1934, as amended.

     “Excluded Assets”: as defined in the Guarantee and Collateral Agreement.

     “Excluded Foreign Subsidiary”: any Foreign Subsidiary other than (a) any Foreign Subsidiary that has elected to be taxed as a partnership or a disregarded entity pursuant to Section 301.7701-3 of the United States Treasury Regulations and (b) any Foreign Subsidiary that has guaranteed or is required to guarantee any Indebtedness of the Borrower.

     “Existing Credit Agreement”: as defined in the preamble hereto.

     “Existing Indebtedness”: Indebtedness in existence on the date hereof (other than Indebtedness under the First Lien Credit Agreement) until such Indebtedness is repaid. Existing Indebtedness shall not include the Senior Subordinated Notes.

     “Facilities”: each of (a) the Commitments under this Agreement and (b) the Commitments under and as defined in the First Lien Credit Agreement.

     “FCC”: the Federal Communications Commission (or any successor).

     “FCC Licenses”: any licenses, permits and authorizations issued by the FCC for the operation of stations.

     “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

     “Fee Letter”: the Amended and Restated Senior Secured Credit Facilities Fee Letter, dated as of May 31, 2005, among the Borrower, the Administrative Agent, the Arrangers, the Documentation Agent, and the Syndication Agent as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

     “First Lien Agent”: Lehman Commercial Paper Inc., as agent under the First Lien Credit Agreement.

     “First Lien Credit Agreement”: the First Lien Credit Agreement dated as of the date hereof among Borrower, the several banks and other financial institutions or entities from time to time party thereto, Merrill Lynch Capital Corporation, as syndication agent, Wachovia Bank, National Association, as documentation agent and Lehman Commercial Paper Inc., as administrative agent, as amended, supplemented, replaced or otherwise modified from time to time.

     “First Lien Revolving Credit Loans”: the “Revolving Credit Loans” under and as defined in the First Lien Credit Agreement.

     “First Lien Loans”: all loans made pursuant to the First Lien Credit Agreement.

     “First Lien Loan Documents”: the Loan Documents referred to in the First Lien Credit Agreement.

     “First Lien Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the loans and reimbursement obligations provided under the First Lien Credit Agreement and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any loan party under the First Lien Credit Agreement whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the First Lien Loans and all other obligations and liabilities of the loan parties to the arranger thereunder, to any agent thereunder, to any lender thereunder, or to any Indemnitee thereunder, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with the First Lien Credit Agreement, any other loan document referred to therein or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to such arranger, to any such agent or to any such lender that are required to be paid by any such loan party pursuant the First Lien Credit Agreement or to any other loan document referred to therein) or otherwise.

     “First Lien Revolving Credit Commitment”: the Revolving Credit Commitment under and as defined in the First Lien Credit Agreement.

     “First Lien Term Loans”: the Term Loans under and as defined in the First Lien Credit Agreement.

     “First Lien Term Loan Lenders” the Term Loan Lenders under and as defined in the First Lien Credit Agreement.

     “Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

     “Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

     “GAAP”: generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time (subject to Section 10.16).

     “Governing Documents”: collectively, as to any Person, the articles or certificate of incorporation and bylaws, any shareholders agreement, certificate of formation, limited liability company agreement, partnership agreement or other formation or constituent documents of such Person.

     “Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial or regulatory functions of or pertaining to government.

     “Guarantee and Collateral Agreement”: the Second Lien Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit B, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

     “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary contractual indemnities related to the sale of goods and services entered into in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

     “Guarantor”: each signatory to the Guarantee and Collateral Agreement (together with any other entity that may become a party to the Guarantee and Collateral Agreement as provided therein).

     “Hedge Agreements”: all interest rate swaps, caps, collar agreements, foreign exchange agreements, commodity contracts, currency swaps or similar arrangements entered into by the Borrower or any of its Subsidiaries providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies, as each may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

     “Hedging Obligations”: with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency rates.

     “Immaterial Subsidiary”: any Subsidiary of the Borrower, the net assets and net income of which, individually or in the aggregate, does not exceed $5.0 million at any time; provided that the aggregate of the net assets and income of all Immaterial Subsidiaries shall not exceed $10.0 million at any time (such net income and net assets to be determined as reported on the most recent financial statements of the Borrower or any such Subsidiary, as applicable).

     “Indebtedness”: with respect to any Person, without duplication, (i) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or Attributable Debt or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (ii) all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and (iii) to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person. Notwithstanding the foregoing, the term “Indebtedness” shall not include Non-Recourse Debt or indebtedness that constitutes “Indebtedness” merely by virtue of a pledge of Equity Interests of an Unrestricted Subsidiary. The amount of any Indebtedness outstanding as of any date shall be (A) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, (B) the principal amount of the Indebtedness secured, together with any interest thereon that is more than 30 days past due, in the case of any Indebtedness of the type described in clause (ii) above, (C) the principal amount of the Indebtedness guaranteed, together with any interest thereon that is more than 30 days past due, in the case of any Indebtedness of the type described in clause (iii) above, (D) the amount of the net settlement payment payable on termination, in the case of any Indebtedness constituting a Hedging Obligation (assuming for this purpose that the Hedging Obligation was terminated on the date as of which the calculation of the amount of Indebtedness is being made), and (E) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including copyrights, patents, trademarks, service-marks, technology, know-how and processes, recipes, formulas, trade secrets, or licenses (under which the applicable Person is licensee) relating to any of the foregoing and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Collateral”: all Intellectual Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by the Intellectual Property Security Agreements or the Guarantee and Collateral Agreement.

     “Intellectual Property Security Agreements”: as defined in the Guarantee and Collateral Agreement.

     “Intercreditor Agreement”: means the Intercreditor Agreement, dated as of the Closing Date, among the Administrative Agent, the First Lien Agent and the Borrower.

     “Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

     “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six, or if agreed by all of the Lenders, nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

     (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

     (ii) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date;

     (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

     (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

     “Investments”: with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions

(excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Borrower or any Subsidiary of the Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Borrower, the Borrower shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the third paragraph of Section 7.4 hereof.

     “Irrevocable Redemption Notice”: as defined in Section 5.1(r).

     “LA Asset Sale”: means the sale of the assets of radio stations KZAB-FM and KZBA-FM.

     “LA Asset Sale Optional Prepayment Period”: as defined in Section 2.12(c).

     “LA Asset Sale Prepayment Notice”: as defined in Section 2.12(c).

     “LA Asset Sale Mandatory Prepayment Date”: as defined in Section 2.12(c).

     “Lead Arranger”: as defined in Section 9.11.

     “Lehman Entity”: any of Lehman Commercial Paper Inc. or any of its affiliates.

     “Lender”: each Lender that has a Commitment or is the holder of a Loan.

     “Lender Addendum”: with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit C, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.17.

     “Lien”: with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     “Loan”: any loan made by any Lender pursuant to this Agreement.

     “Loan Documents”: this Agreement, the Security Documents, the Intercreditor Agreement, the Fee Letter and the Notes.

     “Loan Parties”: the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document (including pursuant to Section 6.9).

     “Material Adverse Effect”: a material adverse effect on or affecting (a) the business, assets, property or financial condition of the Loan Parties taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Loan Documents, (c) the validity, enforceability or priority of the Liens purported to be created by the Security Documents on a material portion of the Collateral, or (d) the rights or remedies of any Secured Party hereunder or under any of the other Loan Documents.

     “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

     “Maturity Date”: the date that is eight (8) years following the Closing Date.

     “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 3(37) or 4001 (a)(3) of ERISA.

     “Net Income”: with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     “Net Proceeds”: the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale or disposition (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for indemnities, reimbursements or adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     “Non-Consenting Lender”: as defined in Section 10.1.

     “Non-Excluded Taxes”: as defined in Section 2.20(a).

     “Non-Recourse Debt”: means Indebtedness: (i) as to which neither the Borrower nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise) or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes being offered hereby) of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     “Non-U.S. Lender”: as defined in Section 2.20(f).

     “Notes”: as defined in Section 2.8(e).

     “Notice of Borrowing”: a notice duly executed by a Responsible Officer of the Borrower substantially in the form of Exhibit D.

     “Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to the Arranger, to any Agent, to any Lender (or, in the case of Specified Hedge Agreements, any Qualified Counterparty) or to any Indemnitee, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Arranger, to any Agent or to any Lender that are required to be paid by any Loan Party pursuant hereto or to any other Loan Document) or otherwise; provided that (a) Obligations of the Borrower or any other Loan Party under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Subsidiary Guarantors effected in the manner permitted by this Agreement shall require the consent only of the Lenders as set forth in Section 10.1; provided further that, notwithstanding the foregoing, the Obligations of the Borrower or any other Loan Party under any Specified Hedge Agreement shall only become Obligations hereunder if, and at such time as, the First Lien Obligations have been paid in full and the Commitments thereunder have been terminated.

     “Officer”: with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer or the Chief Financial Officer of such Person.

     “Officers’ Certificate”: a certificate signed on behalf of the Borrower by an Officer of the Borrower.

     “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

     “Participant”: as defined in Section 10.6(b).

     “Patent Security Agreement Supplement”: as defined in the Guarantee and Collateral Agreement.

     “Payment Office”: the office of the Administrative Agent specified in Section 10.2 or as otherwise specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

     “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

     “Permits”: the collective reference to (a) Environmental Permits and (b) any and all other franchises, licenses, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, and other rights, privileges and approvals required for the operation of the Borrower’s business under any Requirement of Law.

     “Permitted Business”: the media business and any business reasonably similar, complementary, ancillary, incidental or related thereto, including without limitation, the operation of latin music web sites and internet portals.

     “Permitted Debt”: as defined in Section 7.2.

     “Permitted Investments”: (i) any Investment in the Borrower or in a Restricted Subsidiary; (ii) any Investment in Cash Equivalents; (iii) any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person engaged in a Permitted Business, if (a) as a result of, or concurrently with, such Investment such Person becomes a Restricted Subsidiary or (b) as a result of, or concurrently with, such Investment such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary; or (c) the Borrower or a Restricted Subsidiary has entered into a binding agreement to acquire such Person or all or substantially all of the assets of such Person, which agreement is in effect on the date of such Investment, and such Person becomes a Restricted Subsidiary or such transaction is consummated, in each case, within 180 days of the date of such Investment; (iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 7.6 hereof; (v) any obligations or shares of Capital Stock received in connection with or as a result of a bankruptcy, workout or reorganization of the issuer of such obligations or shares of Capital Stock; (vi) any Investment received involuntarily; (vii) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrower; (viii) other Investments in Persons engaged in Permitted Businesses (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (viii) that are at the time outstanding, not to exceed $15.0 million; (ix) Investments by the Borrower or any of its Restricted Subsidiaries in any other person pursuant to the terms of a “local marketing agreement” or similar arrangement relating to a radio station owned or licensed by such Person; (x) Hedging Obligations; (xi) the incurrence by the Borrower or any of its Restricted Subsidiaries of performance, bid or advance payment bonds, surety bonds, custom bonds, utility bonds and similar obligations arising in the ordinary course of business; (xii) endorsements of instruments for collection or deposit in the ordinary course of business; (xiii) loans and advances to employees not to exceed $5.0 million outstanding in the aggregate at any time; (xiv) loans to employees, directors and officers in connection with the purchase by such Persons of Equity Interests of the Borrower; (xv) pledges and deposits made in the ordinary course of business (including earnest money) and in connection with Permitted Liens; (xvi) Investments in a Foreign Subsidiary to the extent such Investment is substantially and contemporaneously repaid with a dividend or other distribution; (xv) investments in account debtors received in connection with the bankruptcy or reorganization, or in settlement of delinquent obligations, of customers; (xvi) investments in existence on the date of this Agreement; and (xvii) any acquisition of assets used or useful in a Permitted Business solely in exchange for the issuance of Indebtedness incurred under clause (xiii) of the definition of Permitted Debt.

     “Permitted Liens”: (i) Liens pursuant to any Loan Document; (ii) Liens securing First Lien Obligations; (iii) Liens in favor of the Borrower or any of its Restricted Subsidiaries; (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Restricted Subsidiary of the Borrower; provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower; (v) Liens on property existing at the time of acquisition thereof by the Borrower or any Restricted Subsidiary of the Borrower, provided that such Liens were in existence prior to the contemplation of such acquisition; (vi) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vii) Liens existing on the date hereof (other than Liens which are to be released on the date hereof); (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) Liens incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary of the Borrower with respect to obligations that do not exceed $10.0 million at any one time outstanding; (x) Liens securing industrial revenue bonds; (xi) Liens to secure Purchase Money Indebtedness that is otherwise permitted under this Agreement, provided that (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase or construction) of such Property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such costs, and (c) such Lien does not extend to or cover any Property other than such item of Property and any improvements on such item; (xii) Liens securing Acquisition Indebtedness, provided that such Liens do not extend to or cover any Property other than the Property acquired with the proceeds of such Acquisition Indebtedness and any improvements thereto; (xiii) Liens securing Permitted Refinancing Indebtedness which was secured by Permitted Liens so long as the collateral securing such Permitted Refinancing Indebtedness is not changed; (xiv) Liens to secure Indebtedness (including Capital Lease Obligations) permitted to be incurred by clause (iv) of the definition of Permitted Debt covering only the assets acquired with such Indebtedness; (xv) zoning restrictions, easements, licenses, covenants and other similar restrictions and encumbrances affecting the use of real property not interfering in any material respect with the ordinary conduct of business of the Borrower and its Restricted Subsidiaries; (xvi) judgment liens not giving rise to an Event of Default; (xvii) Liens, rights to setoff and credit balances with respect to deposit accounts and other Cash Equivalents to the extent permitted by the Control Agreement; (xviii) deposits with the owner or lessor of premises leased and operated in the ordinary course of business; (xix) nonconsensual liens that do not individually or in the aggregate detract materially from the value of transferability of the assets of the Borrower or any of its Restricted Subsidiaries, or impair materially the use of any such assets in the operation of the respective businesses of the Borrower and its Restricted Subsidiaries; (xx) any interest or title of a lessor, sublessor, licensor or licensee under any lease or license entered into by the Borrower or any Subsidiary in the ordinary course of business; (xxi) Liens attaching solely to earnest money deposits in connection with an Investment permitted hereunder; (xxii) Liens on insurance policies and the proceeds thereof securing the financing of the insurance premiums in respect thereto; (xxiii) Liens encumbering customary initial deposits and margin deposits and similar Liens attaching to the commodity trading accounts or other brokerage accounts incurred in the ordinary course of business; (xxiv) Liens in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of goods; (xxv) Liens on any assets that are the subject of an agreement for a disposition thereof permitted hereunder that arise pursuant to such agreement; (xxvi) Liens in favor of any Qualified Counterparty to secure Hedging Obligations; (xxvii) Liens securing Indebtedness of Foreign Subsidiaries which constitute Permitted Debt in an amount not to exceed $5.0 million in the aggregate; and (xxviii) Liens securing other Indebtedness of the Borrower and its Subsidiary Guarantors in an aggregate amount not to exceed $350,000,000 less (A) the aggregate outstanding principal amount of the obligations under the First Lien Term Loan and (B) the aggregate amount of the First Lien Revolving Credit Commitments.

     “Permitted Refinancing Indebtedness”: any Indebtedness of the Borrower or any of its Restricted Subsidiaries or any Disqualified Stock of the Borrower issued in exchange for, or the net proceeds of which are, used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accreted value or liquidation preference, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred and premiums paid in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu with the Loans, such Permitted Refinancing Indebtedness is pari passu with or subordinated in right of payment to the Loans or is Disqualified Stock; (iv) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or is Disqualified Stock; and (v) such Indebtedness is incurred either by the Borrower or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, or such Disqualified Stock is issued by the Borrower, as applicable.

     “Person”: any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

     “Plan”: at a particular time, any employee benefit plan that is covered by ERISA and that the Borrower or any Commonly Controlled Entity maintains, administers, contributes to or is required to contribute to or under which the Borrower or any Commonly Controlled Entity could incur any liability.

     “Preferred Stock Exchange Notes”: the Borrower’s 10 3/4% Subordinated Exchange Notes due 2013 issuable in exchange for Series B Preferred Stock in accordance with the terms of the Series B Preferred Stock, which shall be designated as “Subordinated Debt” for purposes of this Agreement.

     “Preferred Stock Exchange Notes Indenture”: the indenture among the Borrower, the guarantors named therein and Wachovia Bank, N.A., as trustee, under which the Preferred Stock Exchange Notes are issuable, and which designates this Agreement as a “Senior Credit Facility” and the Loans hereunder as “Designated Senior Debt” as such terms are defined therein.

     “Prepayment Fee”: as defined in Section 2.11(b).

     “Prime Rate”: as defined in Section 1.1 in the definition of “Base Rate”.

     “Principal”: Raúl Alarcón, Jr.

     “Pro Forma Balance Sheet”: as defined in Section 4.1(a).

     “Property”: of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

     “Purchase Money Indebtedness”: any Indebtedness incurred by a Person to finance or refinance or refund the cost (including the cost of construction) of an item of property, the principal amount of which Indebtedness does not exceed the sum of (i) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.

     “Qualified Counterparty”: with respect to any Hedge Agreement, a Lehman Entity, any Lender or affiliate of a Lender, in each case, approved by the Administrative Agent or a Qualified Counterparty (as such term is defined in the First Lien Credit Agreement).

     “Redemption Date”: as defined in Section 5.1(r).

     “Redemption Funds”: as defined in Section 5.1(r).

     “Refinancing”: as defined in the preamble hereto.

     “Register”: as defined in Section 10.6(d).

     “Regulation D”: Regulation D of the Board as in effect from time to time (and any successor to all or a portion thereof).

     “Regulation T”: Regulation T of the Board as in effect from time to time (and any successor to all or a portion thereof).

     “Regulation U”: Regulation U of the Board as in effect from time to time (and any successor to all or a portion thereof).

     “Regulation X”: Regulation X of the Board as in effect from time to time (and any successor to all or a portion thereof).

     “Related Fund”: with respect to any Lender that is a fund that invests in loans, any other fund that is managed by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

     “Related Party”: with respect to the Principal means (i) any spouse or immediate family member of the Principal or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 50% or more controlling interest of which consist of the Principal and/or such other Persons referred to in the immediately preceding clause (i).

     “Related Person”: as to each of the Arranger, the Agents and the Lenders, each of its officers, directors, stockholders, members, partners, employees, agents, attorneys and other advisors, controlling persons and Affiliates.

     “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

     “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived by regulation.

     “Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the aggregate unpaid principal amount of the Loans then outstanding.

     “Requirement of Law”: as to any Person, the Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

     “Responsible Officer”: as to any Person, the chief executive officer, president or chief financial officer of such Person, but in any event, with respect to financial matters, the chief financial officer of such Person. Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

     “Restricted Investment”: an Investment other than a Permitted Investment.

     “Restricted Payments”: as defined in Section 7.4.

     “Restricted Subsidiary”: of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     “SEC”: the United States Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

     “Secured Parties”: collectively, the Arrangers, the Agents, the Lenders, each Indemnitee and, with respect to any Specified Hedge Agreement the obligations under which then constitute Obligations, any Qualified Counterparty.

     “Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Intellectual Property Security Agreements, the Control Agreements and all other pledge and security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

     “Senior Subordinated Notes”: the unsecured 9⅝% Senior Subordinated Notes due 2009 issued and outstanding under the Senior Subordinated Note Indentures.

     “Senior Subordinated Note Indentures”: collectively, (a) the Indenture dated as of June 8, 2001 between the Borrower, each of the entities listed on the signature pages thereto and The Bank of New York, as Trustee and (b) the Indenture dated as of November 2, 1999 between the Borrower, each of the entities listed on the signature pages thereto and the Bank of New York, as Trustee, in each case in connection with the Senior Subordinated Notes.

     “Series B Preferred Stock”: the Borrower’s 10 3/4% Series B Cumulative Exchangeable Redeemable Preferred Stock.

     “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

     “Solvency Certificate”: the Solvency Certificate of the Borrower to be executed on its behalf by the chief financial officer of the Borrower, substantially in the form of Exhibit E, which certificate shall address the Solvency of the Borrower and its Subsidiaries after giving effect to the consummation of the Facilities, the repayment of the Indebtedness under the Existing Credit Facility and the Senior Subordinated Notes and any other transactions contemplated by the Loan Documents.

     “Solvent”: when used with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts as they mature; and the term “Solvency” shall have a correlative meaning. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

     “Specified Hedge Agreement”: any Hedge Agreement entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Qualified Counterparty.

     “Stated Maturity”: with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     “Stations”: all radio and television broadcasting facilities owned by one or more Loan Parties for which licenses, permits and authorizations have been issued by the FCC.

     “Subsidiary”: with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) unless otherwise qualified all reference to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

     “Subsidiary Guarantor”: each Subsidiary of the Borrower other than (i) any Excluded Foreign Subsidiary and (ii) JuJu Media, Inc.

     “Syndication Agent”: as defined in the preamble hereto.

     “Term Loan Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment bears to the aggregate Commitments at such time.

     “Trademark Security Agreement Supplement”: as defined in the Guarantee and Collateral Agreement.

     “Transferee”: as defined in Section 10.14.

     “Trustee”: as defined in the Senior Subordinated Note Indentures.

     “Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

     “Unfunded Pension Liability”: means the excess of a Single Employer Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that plan’s assets, determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 of the Code for the applicable plan year.

     “Unrestricted Subsidiary”: (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower; (c) is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries. As of the Closing Date, JuJu Media, Inc. shall be an Unrestricted Subsidiary.

     “Voting Stock”: of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     “Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     “Wholly Owned Restricted Subsidiary”: of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

     1.2. Other Definitional Provisions.

     (a) Unless otherwise specified therein, all terms defined in this Agreement shall have such defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

     (b) As used herein and in the other Loan Documents and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

     (c) The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

     (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

     (e) The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all of the Obligations.

     (f) The term “including” is not limiting and means “including without limitation.”

     (g) Any reference to the fees payable under this Agreement shall include any Prepayment Fee.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

     2.1. Loan Commitments.

     (a) Subject to the terms and conditions hereof, each Lender severally agrees to make term loans (each a “Loan”) to the Borrower in a single funding on the Closing Date in an aggregate amount not to exceed the amount of the Commitment of such Lender.

     (b) The Commitments shall terminate as to each Lender upon funding of its Loan. Loans that are repaid may not be reborrowed.

     2.2. Procedure for Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 1:00 P.M., New York City time, one Business Day prior to the anticipated Closing Date if the Loans are funded as Base Rate Loans or three Business Days prior to the anticipated Closing Date if the Loans are funded as Eurodollar Loans) requesting that the Lenders make the Loans on such anticipated Closing Date and specifying the amount to be borrowed, which shall be equal to the aggregate amount of the Commitments of all Lenders. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. Not later than 2:00 P.M., New York City time, on such anticipated Closing Date, each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Loan or Loans to be made by such Lender.

     2.3. Repayment of Loans. The Borrower shall pay the outstanding principal balance of the Loans on the Maturity Date, if not sooner paid in full.

     2.4. [Reserved].

     2.5. [Reserved].

     2.6. [Reserved].

     2.7. [Reserved].

     2.8. Repayment of Loans; Evidence of Indebtedness.

     (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender the principal amount of each Loan in installments or at maturity as set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

     (c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(e), and a subaccount therein for each Lender, and shall record therein (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

     (d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

     (e) The Borrower agrees that, upon the request to the Administrative Agent of any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Loans of such Lender, substantially in the form of Exhibit F, with appropriate insertions as to date and principal amount (the “Notes”).

     2.9. Fees.

     The Borrower agrees to pay to each Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower pursuant to the Fee Letter.

     2.10. [Reserved].

     2.11. Optional Prepayments. (a) To the extent that the Borrower is not required to apply an optional prepayment to prepay the First Lien Term Loans pursuant to the terms of the First Lien Term Loan Agreement, the Borrower may at any time and from time to time prepay the Loans, in whole or in part, subject to paragraph (b) of this Section, but otherwise without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (but which notice may be subject to funding under one or more replacement facilities), together with accrued interest to such date on the amount prepaid. Optional prepayments of Loans shall be applied pro rata against the remaining installments thereof. Optional partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or any integral multiple of $500,000 in excess thereof. To the extent set forth therein, amounts prepaid pursuant to this Section 2.11 shall be applied as set forth in Section 2.12(b).

     (a) In the event that Loans are prepaid in whole or in part pursuant to paragraph (a) of this Section or pursuant to Section 2.12, in each case, on or prior to the third anniversary of the Closing Date, the Borrower shall pay to the Lenders a prepayment fee (a “Prepayment Fee”) on the principal amount so prepaid, as follows:

Prepayment premium as a percentage
Relevant Period	of the principal amount so prepaid
On or prior to the first anniversary of the Closing Date (if such prepayment is made with LA Asset Sale Proceeds)	1%

On or prior to the first anniversary of the Closing Date (if such prepayment is made other than with the LA Asset Sale Proceeds)	2%

On or prior to the second anniversary of the Closing Date but after the first anniversary of the Closing Date	2%

On or prior to the third anniversary of the Closing Date but after the second anniversary of the Closing Date	1%

     2.12. Mandatory Prepayments and Commitment Reductions.

     (a) To the extent Excess Proceeds exist pursuant to Section 7.6 requiring an Asset Sale Offer (such amount of Excess Proceeds, the “Asset Sale Prepayment Amount”) and except as set forth in Section 2.12(c), to the extent (i) the First Lien Term Loan Lenders reject an Asset Sale Offer, pursuant to Section 2.12(a) of the First Lien Credit Agreement or (ii) there remains Excess Proceeds after the prepayment of the First Lien Term Loan Lenders as set forth in Section 2.12(a) of the First Lien Credit Agreement, the Borrower shall give the Administrative Agent written notice requesting that the Administrative Agent prepare and provide to each Lender a notice (each, an “Asset Sale Prepayment Option Notice”) as described below in this paragraph. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Lender an Asset Sale Prepayment Option Notice, which will include an offer by the Borrower to prepay, at par, subject to Section 2.11(b) but otherwise without premium or penalty on the date that is 15 Business Days following the date of the Asset Sale Prepayment Option Notice, the Loan of such Lender by an amount equal to such Lender’s Term Loan Percentage of the remaining Asset Sale Prepayment Amount. Each Lender shall return a completed Asset Sale Prepayment Option Notice to the Administrative Agent no later than 5 Business Days prior to the mandatory prepayment date specified in the applicable Asset Sale Prepayment Option Notice (each an “Asset Sale Mandatory Prepayment Date”), with the failure to so return such notice being deemed to constitute a rejection of the relevant prepayment offer. On each Asset Sale Mandatory Prepayment Date, the Borrower shall pay to the Lenders the aggregate amount necessary to prepay that portion of the outstanding Loans in respect of which such Lenders have accepted prepayment as described above in this paragraph on a pro rata basis. To the extent the Lenders do not accept the prepayment offer or there remains Excess Proceeds after prepayment of the Loans, subject to the Borrower’s obligations under the First Lien Loan Documents, the Borrower shall be entitled to keep any remaining Excess Proceeds.

     (b) The application of any prepayment pursuant to Section 2.11 and this Section 2.12 shall be subject to Section 2.11(b) but otherwise made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 2.11 and this Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. All prepayments made pursuant to this Section 2.12 shall be subject to Section 2.11(b) but otherwise made without penalty or premium, provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21.

     (c) Notwithstanding anything to the contrary contained in Sections 2.11, 2.12(a) or 2.12(b), if during the period commencing on the Closing Date and ending 365 days after the Closing Date (the “LA Asset Sale Optional Prepayment Period”) the Borrower shall receive Net Proceeds from the LA Asset Sale, the Borrower may from time to time during such LA Asset Sale Optional Prepayment Period give the Administrative Agent written notice requesting that the Administrative Agent prepare and provide to each Lender a notice (each, an “LA Asset Sale Prepayment Notice”) as described below in this paragraph. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Lender an LA Asset Sale Prepayment Notice, which will state that the Borrower will prepay, at par (together with the Prepayment Fee), on the date specified therein (each an “LA Asset Sale Mandatory Prepayment Date”) the Loan of such Lender by an amount equal to such Lender’s Term Loan Percentage of the proceeds from the LA Asset Sale then being used to prepay the Loans. On each LA Asset Sale Mandatory Prepayment Date, the Borrower shall pay to the Lenders the aggregate amount necessary to prepay that portion of the outstanding Loans as described above in this paragraph on a pro rata basis. To the extent there remains Excess LA Asset Sale Proceeds after prepayment of the Lenders as set forth in this Section 2.12(c), then, on the date which is 365 days after Borrower’s receipt of such Net Proceeds, any remaining Excess LA Asset Sale Proceeds which have not been used as contemplated in the third paragraph of Section 7.6 (including, without limitation, in one or more subsequent offers to Lenders) shall constitute Excess Proceeds for purposes of Section 2.12(a) above, subject to the Borrower’s obligations under the First Lien Loan Documents.

     2.13. Conversion and Continuation Options.

     (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing if the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or Maturity Date of such Loans. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

     (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing if the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or Maturity Date of such Loans, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

     2.14. Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than 8 Eurodollar Tranches shall be outstanding at any one time.

     2.15. Interest Rates and Payment Dates.

     (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

     (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

     (c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount of the Loans shall bear interest at a rate per annum that is equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.0% per annum and (ii) if all or a portion of any interest payable on any Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2.0% per annum, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

     (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

     2.16. Computation of Interest and Fees.

     (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365-day (or 366-day, as the case may be) year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a).

     2.17. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

     (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower in the absence of manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

     (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period,

     (c) the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (i) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (ii) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (iii) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. If adequate and reasonable means do exist for ascertaining the Eurodollar Rate for a future Interest Period and the Eurodollar Rate determined or to be determined for such Interest Period will adequately and fairly reflect the cost to such Lenders (as conclusively determined by such Lenders) then such Lenders shall promptly direct the Administrative Agent to withdraw such notice. Until such notice has been withdrawn by the

Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

     2.18. Pro Rata Treatment and Payments.

     (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Loan Percentages. Subject to Section 2.18(c), each payment (other than prepayments) in respect of principal or interest in respect of the Loans, and each payment in respect of fees or expenses payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders. The application of any prepayment pursuant to this Section 2.18 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans.

     (b) Except as otherwise provided in Section 2.12, each prepayment to be applied to Loans shall be allocated among the Lenders holding such Loans pro rata based on the principal amount of the Loans held by each Lender.

     (c) [Reserved].

     (d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Payment Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

     (e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower.

     (f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

     2.19. Requirements of Law.

     (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case after the date hereof, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority first made subsequent to the date hereof (collectively, a “Change in Law”):

     (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.20 and net income taxes, capital taxes, branch profit taxes and franchise taxes (imposed in lieu of income taxes) of such Lender);

     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

     (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans hereunder, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, within 30 days after receipt by the Borrower of a reasonably detailed invoice therefor, any additional amounts necessary to compensate such Lender on an after-tax basis for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, such Lender shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

     (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof, in each case after the date hereof, or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority first made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a reasonably detailed written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender on an after-tax basis for such reduction.

     (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

     (d) Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Lender notifies the Borrower of any such Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).

     2.20. Taxes.

     (a) Except as otherwise required by applicable law, all payments made by the Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, capital taxes, branch profits taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Arranger, any Agent or any Lender as a result of a present or former connection between the Arranger, such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Arranger’s, such Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). Subject to the provisions of Section 2.20(f), if any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”), including Other Taxes, are required to be withheld from any amounts payable to the Arrangers, any Agent or any Lender hereunder, the amounts so payable to the Arrangers, such Agent or such Lender shall be increased to the extent necessary to yield to the Arrangers, such Agent or such Lender (after payment of all Non-Excluded Taxes, including Other Taxes) interest or any such other amounts that would have been received hereunder had such withholding not been required after taking into account all tax deductions and credits the Arranger, Agent or Lender actually recognizes as a result of the payment of such amounts. The Borrower or the applicable Subsidiary Guarantor shall make any required withholding and pay the full amount withheld to the relevant tax authority or other Governmental Authority in accordance with applicable Requirements of Law.

     (b) The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

     (c) Subject to Section 2.20(f), the Borrower shall indemnify each Arranger, each Agent and each Lender for the full amount of Non-Excluded Taxes or Other Taxes arising in connection with payments made under this Agreement (including any Non-Excluded Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.20) paid by each Arranger, such Agent or Lender or any of their respective Affiliates and any liability (including penalties, additions to tax interest and expenses) arising therefrom or with respect thereto. Payment under this indemnification shall be made within 20 days after the date any Arranger, any Agent or any Lender or any of their respective Affiliates makes a written demand therefore accompanied by either (i) a copy of the receipt issued by a Governmental Authority evidencing the Arranger’s, Agent’s or Lender’s payment of such indemnified taxes, interest or penalties, or (ii) if the Arranger, Agent, or Lender determines that it is unable to provide a copy of such receipt without making its tax returns available to the Borrower, a certificate signed by an officer of the Arranger, Agent or Lender (as the case may be) as to the amount of such payment or liability prepared in good faith.

     (d) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Arranger or the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.

     (e) The agreements in this Section 2.20 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

     (f) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, or a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof) (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (and, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) two copies of accurate and complete, duly signed original forms of either U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI or Form W-8IMY (or any successor forms), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or

881(c) of the Code with respect to payments of “portfolio interest”, a duly signed and certified statement substantially in the form of Exhibit G to the effect that such Lender is eligible for a complete exemption from withholding of U.S. taxes under Section 871(h) or 881(c) of the Code and a Form W-8BEN, or any subsequent versions thereof or successors thereto, and (ii) any other form or certificate required by a taxing authority (including a certificate required under the Code) that is requested by the Borrower or the Administrative Agent in writing, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver. For any period with respect to which a Lender (or Transferee) has failed to provide the Borrower with the appropriate forms described in this Section 2.20(f) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided), such Lender (or Transferee) shall not be entitled to additional payments under the penultimate sentence of Section 2.20 or indemnification under Section 2.20 with respect to Non-Excluded Taxes that would have been avoided but for such failure. Any Lender (or Transferee) that is a United States person as defined in section 7701(a)(30) of the Code shall deliver to the Borrower a statement signed by an authorized signatory of such Lender (or Transferee) that it is a United States person and, if necessary to avoid U.S. backup withholding, two copies of a complete and accurate, duly signed Internal Revenue Service Form W-9 (or successor form) establishing that the Lender (or Transferee) is organized under the laws of the United States and is not subject to backup withholding.

     (g) If and to the extent that any Lender is able, in its sole opinion, to obtain a tax refund or to apply or otherwise take advantage of any offsetting tax credit or other similar tax benefit arising out of or in conjunction with any deduction or withholding which gives rise to an obligation on the Borrower to pay any Non-Excluded Taxes or Other Taxes pursuant to Section 2.20 then such Lender shall, to the extent that in its sole opinion it can do so without prejudice to the retention of such tax refund or the amount of such credit or benefit and without any other adverse tax consequences for such Lender, reimburse to the Borrower at such time as such tax refund or such tax credit or benefit shall have actually been received by such Lender such amount as such Lender shall, in its sole opinion, have determined to be attributable to such tax refund or the relevant deduction or withholding and as will leave such Lender in no better or worse position than it would have been in if the payment of such Non-Excluded Taxes or Other Taxes had not been required. Nothing in this Section 2.20(g) shall oblige any Lender to disclose to the Borrower or any other person any information regarding its tax affairs or tax computations or interfere with the right of any Lender to arrange its tax affairs in whatever manner it thinks fit and, in particular, no Lender shall be under any obligation to claim relief from its corporate profits or similar tax liability in credits or deductions available to it and, if it does claim, the extent, order and manner in which it does so shall be at its absolute discretion.

     2.21. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense (other than any loss of Applicable Margin) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This Section 2.21 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

     2.22. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be suspended for as long as is required by law and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day that is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

     2.23. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a), 2.20(c) or 2.22 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.19, 2.20(a), 2.20(c) or 2.22.

     2.24. Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.19, 2.20(a) or is affected under 2.22 or (b) defaults in its obligation to make

Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 2.21 (as though Section 2.21 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution, if not already a Lender or an Agent, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19, 2.20(a) or 2.20(c), as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3. [RESERVED]

SECTION 4. REPRESENTATIONS AND WARRANTIES

     To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make the Loans the Borrower hereby represents and warrants to the Agents and Lenders that:

     4.1. Financial Condition.

     (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2004 (including the notes thereto, if any), copies of which have heretofore been furnished to the Administrative Agent for distribution to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Refinancing (including without limitation the application of the proceeds hereof pursuant to Section 4.16) and (ii) the payment of fees and expenses in connection with the foregoing (including such adjustments, the “Pro Forma Balance Sheet”). The Pro Forma Balance Sheet has been prepared in good faith as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at December 31, 2004, assuming that the events specified in the preceding sentence had actually occurred at such date.

     (b) The audited consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 2004, and the related consolidated statements of income and of cash flows for such fiscal year, ended on such date, reported on and accompanied by an unqualified report from KPMG LLP, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for such fiscal year. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal quarter ended March 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter, certified on behalf of the Borrower by its chief financial officer were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject in each case to the absence of footnotes and to normal year-end audit adjustments. As of the Closing Date, the Borrower and its Subsidiaries have no material Guarantee Obligations, material contingent liabilities or material liabilities for taxes, or any material long-term leases or material unusual forward or material long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph, to the extent same are required to be so reflected. During the period from December 31, 2004 to and including the Closing Date there has not been any sale, lease, license sale and lease back, assignment, conveyance transfer or other disposition by any of the Borrower or its Subsidiaries of any material part of its business or Property.

     4.2. No Change. Since December 31, 2004, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

     4.3. Existence; Compliance with Law. Except as set forth in Schedule 4.3, each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other applicable organizational power and authority, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     4.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other applicable organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect except as could not reasonably be expected to have a Material Adverse Effect and (ii) the filings referred to in Section 4.19. The Loan Documents and the First Lien Loan Documents have been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan

Document and the First Lien Loan Documents constitutes or upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

     4.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law or any material Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

     4.6. No Material Litigation. Except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) that could reasonably be expected to have a Material Adverse Effect.

     4.7. No Default. No Default has occurred and is continuing.

     4.8. Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has good, marketable and insurable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in or adequate rights to use, all its other material Property except as could not reasonably be expected to have a Material Adverse Effect, and none of such material Property is subject to any Lien except as permitted by Section 7.3.

     4.9. Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted except where the failure to own or license such Intellectual Property could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.9, no claim has been asserted or is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, except where such claim could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any respect that could reasonably be expected to have a Material Adverse Effect.

     4.10. Taxes. Other than as set forth on Schedule 4.10 hereof, each of the Borrower and its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other material fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required under GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     4.11. Federal Regulations. No part of the proceeds of the Loans will be used for purchasing or carrying any “margin stock” (within the meaning of Regulation U). None of the transactions contemplated by this Agreement (including the direct and indirect use of proceeds of the Loans) will violate or result in a violation of Regulation T, Regulation U or Regulation X. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U.

     4.12. Labor Matters. There are no strikes, stoppages, slowdowns or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

     4.13. ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period ending on the date on which this representation is made or deemed made with respect to any Single Employer Plan. Each Single Employer Plan (and to the knowledge of the Borrower, each a Multiemployer Plan) has complied and has been administered in all material respects with all applicable provisions of ERISA and the Code. During such five-year period, (i) no termination of a Single Employer Plan has occurred, (ii) no filing of any notice of intent to terminate a Single Employer Plan has been made, (iii) the PBGC has not instituted any proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Plan and (iv) no Lien in favor of the PBGC or a Plan has arisen with respect to any Plan. There exists no Unfunded Pension Liability (determined as of the last applicable annual valuation date prior to the date on which this representation is made or deemed made) with respect to any Single Employer Plans which, taken alone or together with all other Single Employer Plans with Unfunded Pension Liability, could reasonably be expected to be material to the Borrower or any Commonly Controlled Entity. Each Single Employer Plan (and to the knowledge of the Borrower, each Multiemployer Plan) which is intended to be qualified under Section 401 (a) of the Code has been determined by the IRS to be so qualified, and, nothing has occurred since the date of such determination that could reasonably be expected to adversely affect such determination. There has been no failure to make a required contribution to any Single Employer Plan that would result in the imposition of an encumbrance under Section 412 of the Code or Section 302 of ERISA and there has been no filing of any request for a minimum funding waiver under Section 412 of the Code with respect to any Single Employer Plan. No non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred with respect to any Plan that has resulted or could reasonably be expected to result in a material liability to the Borrower or any Subsidiary. Neither the Borrower nor any Commonly Controlled Entity has incurred any liability under Title IV of ERISA with respect to any Single Employer Plan (other than premiums due and not delinquent under Section 4007 of ERISA). There are no delinquent contributions under Section 515 of ERISA to any Multiemployer Plan. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and to the knowledge of the Borrower, neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. To the knowledge of the Borrower, no such Multiemployer Plan is in Reorganization or Insolvent.

     4.14. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

     4.15. Subsidiaries.

     (a) The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of the Borrower as of the Closing Date. Schedule 4.15 sets forth as of the Closing Date the name and jurisdiction of formation of each Subsidiary and, as to each such Subsidiary, the percentage and number of each class of Capital Stock thereof owned by the Borrower and its Subsidiaries.

     (b) As of the Closing Date, none of the Borrower or any of its Subsidiaries has issued, or authorized the issuance of, any Disqualified Stock.

     4.16. Use of Proceeds.

     The proceeds of the Loans shall be used solely to (i) finance (along with amounts borrowed under the First Lien Credit Agreement) a portion of the redemption of all of the Senior Subordinated Notes and to pay all accrued interest thereon and call, or other premiums payable in connection therewith, and (ii) pay costs and expenses incurred in connection with the Facilities.

     4.17. Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

     (a) The Borrower and its Subsidiaries are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws.

     (b) Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its

Subsidiaries, or at any other location (including any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations.

     (c) There is no judicial, administrative or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower will be, named as a party that is pending or, to the knowledge of the Borrower, threatened.

     (d) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified in writing that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

     (e) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

     (f) Neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities under any Environmental Law or with respect to any Material of Environmental Concern.

     4.18. Accuracy of Information, etc. No statement or information (other than budget, pro forma financial information and projections) contained in this Agreement, any other Loan Document or any other certificate or written statement furnished by a Responsible Officer to any Arranger, any Agent or any Lender by or on behalf of the Borrower or any of its Subsidiaries and relating thereto for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole and together with the Borrower’s most recent 10-K and 10-Q filed with the SEC prior to the Closing Date and any 8-K filed with the SEC after the filing of the most recent 10-Q and prior to the Closing Date, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which they were made. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

     4.19. Security Documents.

     (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Securities (described, and as defined, in the Guarantee and Collateral Agreement), when any certificates, notes or other instruments representing such Pledged Securities are delivered to the First Lien Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement (other than Intellectual Property, which is addressed in paragraph (b) of this Section 4.19), when financing statements in appropriate form are filed in the offices specified on Schedule 4.19, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof which can be perfected by filing a financing statement as security for the Obligations, in each case prior and superior in right to any other Person, except, in the case of Collateral other than Pledged Securities, Liens permitted by Section 7.3.

     (b) The Intellectual Property Security Agreements are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Intellectual Property Collateral described therein and proceeds thereof. Upon the filing of (i) the Patent Security Agreement Supplement and the Trademark Security Agreement Supplement in the appropriate indexes of the United States Patent and Trademark Office relative to patents and trademarks, respectively (within three (3) months after the Closing Date), and the Copyright Security Agreement Supplement in the appropriate indexes of the United States Copyright Office relative to copyrights (within thirty (30) days after the Closing Date), together with provision for payment of all requisite fees, and (ii) financing statements in appropriate form for filing in the offices specified on Schedule 4.19, the Intellectual Property Security Agreements shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property Collateral and the proceeds and products thereof which can be perfected by such filings, as security for the Obligations, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on any After-Acquired Intellectual Property (as defined in the Guarantee and Collateral Agreement)), except the first priority liens in respect of the First Lien Obligations and Liens permitted by Section 7.3.

     4.20. Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection with the Loan Documents and the First Lien Loan Documents will be Solvent.

     4.21. Insurance. Each of the Borrower and its Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged; and none of the Borrower or any of its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditure, in each case, that could reasonably be expected to have a Material Adverse Effect, will have to be made in order to continue such insurance. The Administrative Agent, as agent for the Lenders, has been named as loss payee on all property and casualty insurance policies for the benefit of any Loan Party and as additional insured on all liability insurance policies for the benefit of any Loan Party.

     4.22. Permits and Licenses.

     (a) The FCC Licenses held by the Borrower and its Subsidiaries constitute all of the material licenses, permits and other authorizations issued by the FCC that are necessary for the Borrower and its Subsidiaries to conduct their business in the manner in which it is currently being conducted.

     (b) All material FCC Licenses relating to the business of the Borrower and its Subsidiaries are in full force and effect. As of the Closing Date, (i) neither the Borrower nor any Subsidiary has received any notice of apparent liability, notice of violation, order to show cause or other writing from the FCC that may lead to any material liability or sanction by the FCC and (ii) there is no proceeding pending by or before the FCC relating to the Borrower or any Subsidiary or any Station, nor, to the best knowledge of the Borrower or any Subsidiary, is any such proceeding threatened and no complaint or investigation is pending or threatened by or before the FCC (other than rulemaking proceedings of general applicability to which the Borrower and its Subsidiaries and the Stations are not parties). The Borrower and its Subsidiaries have timely filed all required reports and notices with the FCC and have paid all amounts due in timely fashion on account of fees and charges to the FCC except where the failure to do so could not materially adversely affect the Borrower’s or any of its Subsidiaries’ material FCC Licenses.

     (c) All FCC Licenses relating to the business of the Borrower and its Subsidiaries (except, to the extent elected by the Borrower, FCC Licenses that are owned solely by one or more of the Excluded Foreign Subsidiaries and relate solely to the business conducted by any of the Excluded Foreign Subsidiaries) are held by one or more Broadcast License Subsidiaries.

     (d) Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) each of the Borrower and its Subsidiaries has obtained and holds all Permits required for any property owned, leased or otherwise operated by such Person and for the operation of each of its businesses as presently conducted, (ii) all such Permits are in full force and effect, and each of the Borrower and its Subsidiaries has performed all requirements of such Permits, (iii) no event has occurred which allows or results in, or after notice or lapse of time would allow or result in, revocation or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit and, (iv) none of such Permits contain any restrictions, either individually or in the aggregate, that are materially burdensome to the Borrower or any of its Subsidiaries, or to the operation of any of their respective businesses or any property owned, leased or otherwise operated by such Person.

     (e) No consent or authorization of, filing with or Permit from, or other act by or in respect of, any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the other Loan Documents other than (i) FCC approval of the transfer of FCC Licenses to Broadcast License

Subsidiaries, which (except in the case of FCC Licenses owned solely by one or more of the Excluded Foreign Subsidiaries and relating solely to the business conducted by any of the Excluded Foreign Subsidiaries that the Borrower has not transferred to a Broadcast License Subsidiary) has been obtained and (ii) other than the requirement under the Communications Act that certain Loan Documents be filed with the FCC.

SECTION 5. CONDITIONS PRECEDENT

     5.1. Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Closing Date and in any event on or before June 10, 2005, of the following conditions precedent:

     (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Borrower and each Subsidiary Guarantor, (iii) each Intellectual Property Security Agreement, executed and delivered by a duly authorized officer of the Borrower and each Subsidiary Guarantor and (iv) if requested by any Lender, for the account of such Lender, Notes conforming to the requirements hereof and executed and delivered by a duly authorized officer of the Borrower.

     (b) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of the Borrower and its Subsidiaries for the 2004 and 2003.

     (c) Approvals. All governmental and third-party approvals necessary in connection with the transactions contemplated hereby shall have been obtained and be in full force and effect.

     (d) Fees. The Arrangers, the Agents and the Lenders shall have received all amounts payable under the Fee Letter on or before the Closing Date, and the Administrative Agent shall have received, to the extent payable under this Agreement or the Commitment Letter, reimbursement of all reasonable out-of-pocket expenses of the Arrangers and the Administrative Agent invoiced to and payable by the Borrower on or prior to the Closing Date in connection with the transactions contemplated by the Facilities.

     (e) Solvency. The Lenders shall have received a Solvency Certificate executed on behalf of the Borrower by the chief financial officer of the Borrower.

     (f) Lien Searches. The Administrative Agent shall have received the results of recent lien searches in each of the jurisdictions or offices (including in the United States Patent and Trademark Office and the United States Copyright Office) in which Uniform Commercial Code financing statements or other filings or recordations should be made to evidence or perfect security interests in the Collateral, which results reveal no Liens on any of the Property of the Borrower or any of its Subsidiaries other than Liens permitted by Section 7.3 or Liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

     (g) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated as of the Closing Date, substantially in the form of Exhibit H, with appropriate insertions and attachments.

     (h) Other Certifications. The Administrative Agent shall have received the following:

     (i) a copy of the Governing Documents of each Loan Party, certified (as of a date reasonably near the Closing Date) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which such Loan Party is organized;

     (ii) a copy of a good standing certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each Loan Party is organized, dated reasonably near the Closing Date, and

     (iii) as requested by the Administrative Agent, a copy of a good standing certificate of the Secretary of State or other applicable Governmental Authority of any jurisdiction in which the Borrower or any of its Subsidiaries is qualified as a foreign corporation or entity, dated reasonably near the Closing Date.

     (i) Legal Opinions. The Lenders shall have received the legal opinion of Latham & Watkins LLP, counsel to the Borrower and its Subsidiaries, and of local counsel for the Borrower, in each case, covering such customary matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require and in form and substance reasonably satisfactory to the Administrative Agent.

     (j) Pledged Collateral. Subject to the requirements of the Intercreditor Agreement, the First Lien Agent shall have received the certificates, notes and other instruments representing the Pledged Securities pledged pursuant to the Guarantee and Collateral Agreement, all endorsed in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.

     (k) Filings, Registrations and Recordings. The Administrative Agent shall have received, in proper form for filing, registration or recordation, each document (including Uniform Commercial Code financing statements) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to evidence or perfect the Liens granted to the Administrative Agent in the Security Documents.

     (l) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.4(b).

     (m) PATRIOT Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information reasonably required by the Lenders as required by bank regulatory authorities under applicable “know your customer” and anti-

money laundering rules and regulations, including without limitation the United States PATRIOT Act.

     (n) First Lien Secured Loans. The First Lien Loans shall have been made to the Borrower, on terms reasonably acceptable to the Arrangers.

     (o) Intercreditor Agreement. The Administrative Agent shall have received counterparts of the Intercreditor Agreement, duly executed by the parties thereto.

     (p) Ratings. The Loans shall have been rated by S&P and Moody’s.

     (q) Existing Credit Agreement. All amounts owing under the Existing Credit Agreement shall be repaid concurrently with and the Existing Credit Agreement and all commitments thereunder shall be terminated.

     (r) Bond Redemption. Borrower shall have (i) caused the Trustee to mail an irrevocable notice of redemption to each of the holders of the Senior Subordinated Notes pursuant to Section 3.03 of the Senior Subordinated Note Indentures specifying that such redemption shall occur no later than on the 45th day following the mailing of such redemption notice (the “Irrevocable Redemption Notice”), (ii) concurrently with the Closing, deposited with the Trustee amounts borrowed under the First Lien Credit Agreement and this Agreement sufficient to redeem all of the outstanding Senior Subordinated Notes and to pay all accrued interest thereon, and call or other premiums payable in connection therewith (collectively, the “Redemption Funds”) on the redemption date specified on the Irrevocable Redemption Notice (the “Redemption Date”), and (iii) concurrently with the deposit of the Redemption Funds with the Trustee, delivered to the Trustee (with a copy to the Administrative Agent) a written irrevocable letter of instruction (in form and substance satisfactory to the Administrative Agent) executed by the Borrower, directing the Trustee (A) to hold the Redemption Funds in escrow until the Redemption Date and (B) release and disburse the Redemption Funds on the Redemption Date in accordance with the Senior Subordinated Note Indentures for purposes of effecting the redemption of all of the outstanding Senior Subordinated Notes on such date.

SECTION 6. AFFIRMATIVE COVENANTS

     The Borrower hereby agrees that, so long as any of the Commitments remain in effect, or any of the principal of or interest on any Loan is outstanding (other than contingent or indemnification obligations), the Borrower shall and shall cause each of its Subsidiaries to:

     6.1. Financial Statements. Furnish to the Administrative Agent for distribution to each Lender, and the Administrative Agent shall thereafter make available to each Lender:

     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing; and

     (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified on behalf of the Borrower by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

     6.2. Certificates; Other Information. Furnish to the Administrative Agent for distribution to each Lender, and the Administrative Agent shall thereafter make available to each Lender:

     (a) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer on behalf of the Borrower stating that, to the best of such Responsible Officer’s knowledge, that such Responsible Officer has obtained no knowledge of any continuing Default except as specified in such certificate, (ii) in the case of quarterly or annual financial statements, a Compliance and Pricing Certificate containing (A) all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, (B) a certification that each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it and (C) a certification that all times during such prior quarter, not less than 50% of all cash and Cash Equivalents of Borrower and the Subsidiary Guarantors at any one time have been subject to a perfected Lien in favor of the Administrative Agent pursuant to Control Agreements to the extent required by Section 6.9(b); and (iii) in the case of annual financial statements, to the extent not previously disclosed to the Administrative Agent in writing, a listing of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (iii) (or, in the case of the first such list so delivered, since the Closing Date);

     (b) within 45 days after the end of each fiscal quarter of the Borrower (i) the information required to be set forth in a quarterly report on Form 10-Q filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended;

     (c) within five Business Days after the same are sent, copies of all financial statements and reports that the Borrower or any of its Subsidiaries sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower or any of its Subsidiaries may make to, or file with, the SEC;

     (d) (i) promptly and in any event within fifteen Business Days after the Borrower, any Subsidiary or any Commonly Controlled Entity files a Schedule B (or such other schedule as contains actuarial information) to IRS Form 5500 in respect of any Plan with Unfunded Pension Liabilities, a copy of such IRS Form 5500 (including the Schedule B);

     (i) promptly and in any event within thirty days after the Borrower, any Subsidiary or any Commonly Controlled Entity knows or has reason to know that any event described in Section 8(g) (an “ERISA Event”) that, individually or when aggregated with any other ERISA Event, could reasonably be expected to have a Material Adverse Effect has occurred, the written statement of a Responsible Officer of such Person, as applicable, describing such ERISA Event and the action, if any, that it proposes to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; and

     (ii) promptly and in any event within thirty days after the Borrower, any Subsidiary or any Commonly Controlled Entity becoming aware of any of the following a detailed written description thereof from a Responsible Officer of such Person: (w) a material increase in the aggregate Unfunded Pension Liabilities, of all Single Employer Plans, (x) the existence of potential withdrawal liability under Section 4201 of ERISA, if the Borrower and the Commonly Controlled Entities were to completely or partially withdraw from all Multiemployer Plans, (y) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by Borrower, any Subsidiary or any Commonly Controlled Entity or (z) the adoption of any amendment to a Plan subject to Section 412 of the Code that could result in a material increase in contribution obligations of Borrower or any Commonly Controlled Entity;

     (e) promptly, such additional financial and other information concerning the Borrower or any Subsidiary as the Administrative Agent may from time to time reasonably request;

     (f) not less than ten days prior to a change in type of organization, jurisdiction or other legal structure of the Borrower or any Guarantor, written notice from the Borrower or such Guarantor;

     (g) not less than ten days prior to any change in name of the Borrower or any Guarantor, prior written notice from the Borrower or such Guarantor;

     (h) not less than ten days prior to a change in an organizational number of the Borrower or any Guarantor, prior written notice from the Borrower or such Guarantor; and

     (i) promptly after the Borrower or any Guarantor that does not have an organizational number obtains one, written notification of such organizational number from the Borrower or such Guarantor.

     6.3. Conduct of Business and Maintenance of Existence, FCC Licenses, etc.

     (a) Preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, except as otherwise permitted by Section 7.1 and except to the extent that failure to take any such action could not reasonably be expected to have a Material Adverse Effect; and

     (b) (i) Operate all of the Stations in material compliance with the Communications Act and the FCC’s rules, regulations and written policies promulgated thereunder and with the terms of the FCC Licenses, (ii) timely file all required reports and notices with the FCC and pay all amounts due in timely fashion on account of fees and charges to the FCC, (iii) timely file and prosecute all applications for renewal or for extension of time with respect to all of the FCC Licenses, except in the case of each of (i), (ii) and (iii), where a failure to do so could not reasonably be expected to have a Material Adverse Effect, and (iv) advise the Administrative Agent of any deviation from the foregoing and of any written communication from the FCC outside the ordinary course.

     6.4. Maintenance of Property; Insurance.

     (a) Keep all material Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear and damage by casualty excepted except where a failure to do so could not reasonably be expected to have a Material Adverse Effect.

     (b) Maintain with financially sound and reputable insurance companies insurance on all its material Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon written reasonable request, full information as to the insurance carried. All insurance shall provide that no cancellation shall be effective until at least 30 days (10 days in the case of non-payment) after receipt by the Administrative Agent of written notice thereof. The Administrative Agent for its own benefit and for the benefit of the Lenders shall be named as additional insured on all such liability insurance policies, and the Administrative Agent shall be named as loss payee on all property and casualty insurance policies.

     (c) Deliver to the Administrative Agent (i) upon request of the Administrative Agent from time to time, full information as to the insurance carried and (ii) promptly (A) notice of any cancellation or nonrenewal of coverage of any material insurance policy and (B) notice of any material reduction in amount or material change in coverage of any insurance carried.

     6.5. Inspection of Property; Books and Records; Discussions.

     (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings as required by GAAP and transactions in relation to its business and activities; and

     (b) permit representatives of the Administrative Agent or any Lender (with respect to visits by any Lender more frequent than once in any calendar year, if no Default is continuing, at such Lender’s expense) to visit and inspect any of its properties (including the location of any Collateral) and examine and, at the Borrower’s expense, make abstracts from any of its books and records at any reasonable time, upon reasonable notice and as often as may reasonably be desired and to discuss the business, operations, Properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with their respective independent certified public accountants.

     6.6. Notices. Promptly give notice to the Administrative Agent for distribution to each Lender, and the Administrative Agent shall thereafter make available to each Lender, of:

     (a) the occurrence of any Default or Event of Default;

     (b) the occurrence of any “Event of Default” or term of similar meaning under any First Lien Loan Document;

     (c) any termination, amendment or modification of, or other change in any First Lien Loan Document in each case, which is adverse to the Lenders or any material default thereunder by any party thereto;

     (d) any (i) default or event of default under any other Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding that may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case could reasonably be expected to have a Material Adverse Effect;

     (e) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $10,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

     (f) the following events, as soon as possible and in any event within 30 days after the Borrower or any of its Subsidiaries knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, or to the knowledge of the Borrower, any Multiemployer Plan, a failure to make any required contribution to a Single Employer Plan or, to the knowledge of the Borrower, any Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Plan against the Borrower or any Subsidiary or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, in each case in connection with or involving an amount that could reasonably be expected to have a Material Adverse Effect, or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

     (g) any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement on behalf of the Borrower by a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

     6.7. Environmental Laws. In each of the following cases, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

     (a) Comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and Environmental Permits, and obtain, maintain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain, maintain and comply in all material respects with and maintain, any and all Environmental Permits.

     (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required by Governmental Authorities under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

     6.8. Broadcast License Subsidiaries.

     (a) Cause all FCC Licenses (except, at the option of the Borrower, FCC Licenses that are owned solely by one or more of the Excluded Foreign Subsidiaries and relate solely to the business conducted by any of the Excluded Foreign Subsidiaries) to be owned and held at all times by one or more Broadcast License Subsidiaries.

     (b) Ensure that each Broadcast License Subsidiary engages only in the business of holding FCC Licenses and rights related thereto and that such restriction is set forth in the Governing Documents of such Broadcast License Subsidiary.

     (c) Ensure that the Property of each Broadcast License Subsidiary is not commingled with the Property of the Borrower and any Subsidiary other than Broadcast License Subsidiaries and otherwise remains clearly identifiable.

     (d) Ensure that no Broadcast License Subsidiary has any Indebtedness or other liabilities except under the Guarantee and Collateral Agreement and liabilities permitted to be incurred hereunder, including without limitation the First Lien Loan Documents.

     6.9. Additional Collateral, etc.

     (a) With respect to any Property (other than (i) motor vehicles, (ii) Intellectual Property then required to be disclosed hereunder the perfection of a security interest in which required a filing outside the United States, (iii) Collateral that constitutes equipment subject to certificate of title statute, fixtures, farm products, as-extracted collateral and cash, (iv) deposit accounts not subject to Control Agreements entered into pursuant to Section 6.9(b) of the Credit Agreement, (v) letter of credit rights with respect to letters of credit individually not exceeding $5,000,000, (vi) any lease, license, contract, property rights or agreement to which the Borrower or any Subsidiary Guarantor is a party, any of Borrower’s or any Subsidiary Guarantor’s rights or interests thereunder or any property to which Borrower or any Subsidiary Guarantor has any right, title or interest which is subject to such lease, license, contract, property right or agreement if and for so long as the grant of such security interest shall, pursuant to the terms of such lease, license, contract, property right or agreement, constitute or result in a default, breach, right of recoupment, claim, defense, termination, right of termination or remedy and such terms are effective under Sections 9-406, 9-407 or 9-408 of the Uniform Commercial Code as in effect in the state of New York from time to time), (vii) equity interests issued by an issuer organized outside of the U.S., the perfection of a security interest in which requires action to be taken outside the U.S. if the cost of taking such action as determined by the First Lien Agent (or, if none, the Administrative Agent) in its reasonable discretion is excessive in relation to the value of such equity interests, and (viii) all real property) acquired after the Closing Date by the

Borrower or any of its Restricted Subsidiaries (other than (x) any Property described in paragraphs (b), (c) or (d) of this Section, (y) any Excluded Assets and (z) Property acquired by a Restricted Subsidiary that is not a Subsidiary Guarantor) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (and, in any event, within 90 days following the date of such acquisition) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems reasonably necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions reasonably necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected second priority security interest in such Property (subject only to the first priority Liens securing the First Lien Obligations and Liens permitted by Section 7.3), including, but not limited to, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

     (b) Borrower shall and shall cause the Subsidiary Guarantors to, at any time on or after the Closing Date, have at all times, not less than 50% of all cash and Cash Equivalents of Borrower and the Subsidiary Guarantors at any one time subject to a perfected Lien in favor of the Administrative Agent pursuant to the applicable Control Agreements, provided that to the extent not previously delivered, the Borrower shall and shall cause the Subsidiary Guarantors to, obtain and deliver to the Administrative Agent, within ninety (90) days after the Closing Date (or such other time as the Administrative Agent in its sole discretion shall agree) the Control Agreements required hereunder.

     (c) With respect to each Person that now is or hereafter becomes a Subsidiary of the Borrower (except JuJu Media, Inc. and any Excluded Foreign Subsidiary) and with respect to each Subsidiary that ceases to be an Excluded Foreign Subsidiary (but continues to be a Subsidiary), promptly (and, in any event, within 90 days following such creation or the date of such acquisition) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems reasonably necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected second priority security interest (subject to the first priority Liens securing the First Lien Obligations) in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of its Restricted Subsidiaries, (ii) subject to the requirements of the Intercreditor Agreement, deliver to the First Lien Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Restricted Subsidiary, as the case may be, (iii) cause such new Subsidiary if it is a Restricted Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and the Intellectual Property Security Agreements and (B) to take such actions reasonably necessary to grant to the Administrative Agent for the benefit of the Secured Parties a perfected second priority security interest (subject only to the first priority Liens securing the First Lien Obligations and Liens permitted by Section 7.3) in the Collateral described in the Guarantee and Collateral Agreement and the Intellectual Property Security Agreements with respect to such new Subsidiary, including the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office, the execution and delivery by all necessary Persons of any necessary Control Agreements and the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, the Intellectual

Property Security Agreements or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

     (d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by the Borrower or any of its Subsidiary Guarantors, promptly (and, in any event, within 90 days following such creation or the date of such acquisition) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems reasonably necessary in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected second priority security interest (subject to the first priority Liens securing the First Lien Obligations) in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of its Subsidiary Guarantors (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) subject to the requirements of the Intercreditor Agreement, deliver to the First Lien Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Restricted Subsidiary, as the case may be, and take such other action as may be necessary or, if reasonably requested by the Administrative Agent to perfect the Lien of the Administrative Agent thereon and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, reasonably satisfactory to the Administrative Agent.

     (e) Notwithstanding anything to the contrary in this Section 6.9, paragraphs (a), (b), (c) and (d) of this Section 6.9 shall not apply to any Property, new Subsidiary or new Excluded Foreign Subsidiary created or acquired after the Closing Date, as applicable, as to which the First Lien Agent (or, if none, the Administrative Agent) has determined in its sole discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected Lien thereon.

     6.10. Use of Proceeds. Use the proceeds of the Loans lawfully, in accordance with this Agreement and only for the purposes specified in Section 4.16.

     6.11. Further Assurances. Subject to the requirements of the Intercreditor Agreement, from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, which are necessary to perfect the rights of the Administrative Agent and the Secured Parties with respect to the Collateral in accordance with the Guarantee and Collateral Agreement (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other Property or assets hereafter acquired that may be deemed to be part of the Collateral in accordance with Section 6.9) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents that requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such

Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization; provided that any of the foregoing actions which relate to the FCC need to be taken only if such action is permitted by applicable FCC regulations.

     6.12. [Reserved].

     6.13. Bond Redemption. Borrower shall deposit and maintain with the Trustee the Redemption Funds and shall cause the Trustee to redeem 100% of the outstanding Senior Subordinated Notes, pursuant to the terms of the Senior Subordinated Note Indentures.

     6.14. Puerto Rico Legal Opinion. Within 10 Business Days after the Closing Date (or such longer period as the Administrative Agent shall agree), Borrower shall deliver to the Lenders a legal opinion, in form and substance reasonably satisfactory to the Administrative Agent, from local counsel for the Borrower in Puerto Rico covering the perfection of the pledge of the Capital Stock of Spanish Broadcasting System of Puerto Rico, Inc., a Puerto Rico corporation, and Spanish Broadcasting System Holding Company, Inc., a Puerto Rico corporation, to the Administrative Agent, for the benefit of the Lenders, pursuant to the Guarantee and Collateral Agreement.

SECTION 7. NEGATIVE COVENANTS

     The Borrower hereby agrees that, so long as any of the Commitments remain in effect, or any of the principal of or interest on any Loan is outstanding:

     7.1. Merger, Consolidation, or Sale of Assets.

     (a) The Borrower shall not, consolidate or merge with or into (whether or not the Borrower is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless (i) the Borrower is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes by an assignment and assumption agreement in form reasonably satisfactory to the Administrative Agent all the obligations of the Borrower under the Notes, this Agreement and the other Loan Documents; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Borrower with or into a Wholly Owned Restricted Subsidiary of the Borrower, the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made would, both immediately prior to and immediately after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in Section 7.2 hereof.

     (b) Successor Corporation Substituted.

     Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower in accordance with Section 7.1(a) hereof, the successor corporation formed by such consolidation or into or with which the Borrower is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Agreement referring to the “Borrower” shall refer instead to the successor corporation and not to the Borrower), and may exercise every right and power of the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower herein; provided, however, that the predecessor Borrower shall not be relieved from the obligation to pay the principal of and interest on the Loans except in the case of a sale of all of the Borrower’s assets that meets the requirements of Section 7.1(a) hereof.

     (c) No Subsidiary Guarantor shall consolidate with or merge with or into (whether or not the Subsidiary Guarantor is the surviving Person) another Person whether or not affiliated with such Subsidiary Guarantor unless: subject to Section 10.5 hereof, (i) the Person formed by or surviving any such consolidation or merger (if other than a Subsidiary Guarantor) assumes all of the Obligations of such Subsidiary Guarantor pursuant to assignment and assumption agreement(s) in form and substance reasonably satisfactory to the Administrative Agent to the Security Documents; and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

     (d) In the case of any such consolidation, merger, sale or conveyance of a Subsidiary Guarantor in accordance with clause (c) above and upon the assumption by the successor Person of the Obligations by amendment(s) of the Security Documents and the due and punctual performance of all of the covenants and conditions of the Loan Documents to be performed by the Subsidiary Guarantor, such successor Person shall succeed to and be substituted for the Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor.

     (e) Except as set forth in Sections 6 and 7 hereof, and notwithstanding clauses (c) and (d) above, nothing contained in this Agreement or in any of the other Loan Documents shall prevent any consolidation or merger of a Subsidiary Guarantor with or into the Borrower or another Subsidiary Guarantor, or shall prevent any sale or conveyance of the property of a Subsidiary Guarantor as an entirety or substantially as an entirety to the Borrower or to another Subsidiary Guarantor.

     7.2. Incurrence of Indebtedness and Issuance of Preferred Stock.

     The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) or issue any shares of Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Borrower may incur Indebtedness (including Acquired Debt) or issue shares of

Disqualified Stock and the Guarantors may incur Indebtedness (including Acquired Debt) or issue shares of preferred stock if, in each case, the Borrower’s Debt to Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock or preferred stock, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of the proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of the Borrower for which internal financial statements are available, would have been no greater than 7.0 to 1.0.

     The provisions of the first paragraph of this Section 7.2 will not apply to the incurrence of any of the following (collectively, “Permitted Debt”):

     (i) Indebtedness under the Loan Documents;

     (ii) the incurrence by the Borrower and the guarantee thereof by the Guarantors of Indebtedness under the First Lien Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $350.0 million (plus any accumulated or capitalized interest therein) and any replacement or refinancing thereof less the aggregate amount of all mandatory repayments of any such Indebtedness under such First Lien Credit Agreement pursuant to Section 2.12 thereof; provided that such Indebtedness is subject to the Intercreditor Agreement;

     (iii) the incurrence by the Borrower and its Restricted Subsidiaries of the Existing Indebtedness;

     (iv) the incurrence by the Borrower or its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or Purchase Money Indebtedness, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Borrower or such Restricted Subsidiary, in an aggregate amount not to exceed $20.0 million at any time outstanding, including all Permitted Refinancing Indebtedness incurred pursuant to clause (v) below to refund, replace or refinance any Indebtedness incurred pursuant to this clause (iv);

     (v) the incurrence by the Borrower or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred by the first paragraph of this Section 7.2, or by clauses (iii), (iv), (v), (vii), (viii), (ix), (x), (xi) (xii) or (xiii) of this paragraph;

     (vi) the incurrence of Indebtedness between or among the Borrower and any of its Restricted Subsidiaries; provided, however, that (a) if the Borrower is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full of all Obligations with respect to this Agreement and (b) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted

Subsidiary, and any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Restricted Subsidiary, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be;

     (vii) the incurrence by the Borrower or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Agreement to be outstanding;

     (viii) the guarantee by the Borrower or any Restricted Subsidiary of Indebtedness that was permitted to be incurred by another provision of this Section 7.2;

     (ix) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock;

     (x) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness consisting of performance, bid or advance payment bonds, surety bonds, custom bonds, utility bonds and similar obligations arising in the ordinary course of business;

     (xi) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, asset or Subsidiary of the Borrower, provided that the maximum assumable Indebtedness shall at no time exceed the gross proceeds actually received by the Borrower and its Restricted Subsidiaries in connection with the disposition of any business, asset or Subsidiary of the Borrower;

     (xii) the incurrence by the Borrower of Indebtedness in respect of Preferred Stock Exchange Notes issued as payment in kind interest on Preferred Stock Exchange Notes, to the extent such interest payments are made pursuant to the terms of the Preferred Stock Exchange Notes Indenture;

     (xiii) the incurrence by the Borrower or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred pursuant to clause (v) above to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xiii), not to exceed $35.0 million;

     (xiv) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in the form of customary obligations under indemnification,

incentive, non-compete, consulting, deferred compensation, earn-out or other similar arrangement incurred in connection with a Permitted Investment; and

     (xv) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness incurred in connection with the customary financing of insurance premiums.

     For purposes of determining compliance with this Section 7.2, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xv) above or is entitled to be incurred pursuant to the first paragraph of this Section 7.2, the Borrower shall, in its sole discretion, classify and reclassify such item of Indebtedness in whole or in part in any manner that complies with this Section 7.2 and such item of Indebtedness will be treated as having been incurred pursuant to such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of Section 7.2.

     7.3. Liens.

     The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

     7.4. Restricted Payments.

     The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any other payment or distribution on account of the Borrower’s or any of its Restricted Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any Restricted Subsidiary) or to any direct or indirect holders of the Borrower’s Equity Interests in their capacity as such (other than dividends or distributions (a) payable in Equity Interests (other than Disqualified Stock) of the Borrower or (b) to the Borrower or any Wholly Owned Restricted Subsidiary of the Borrower); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower or any of its Restricted Subsidiaries or any direct or indirect parent of the Borrower (other than any such Equity Interests owned by the Borrower or any Restricted Subsidiary of the Borrower or Permitted Investments); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Borrower or any Restricted Subsidiary that is subordinated to the Obligations or any guarantee of the Obligations, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

     (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

     (b) the Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of Section 7.2 hereof; and

     (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the date of this Agreement (excluding Restricted Payments permitted by clauses (ii), (iii), (iv) and (vii) of the next succeeding paragraph), is less than the sum, without duplication, of (i) an amount equal to the Consolidated Cash Flow of the Borrower for the period (taken as one accounting period) from June 8, 2001 to the end of the Borrower’s most recently ended full fiscal quarter for which financial statements have been provided to the Lenders pursuant to Section 6.1 (the “Basket Period”) less the product of 1.4 times the Consolidated Interest Expense of the Borrower for the Basket Period, plus (ii) 100% of the aggregate net cash proceeds received by the Borrower as a contribution to its common equity capital or from the issue or sale since June 8, 2001 of Equity Interests of the Borrower (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Borrower that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Borrower and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of this Agreement is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) the aggregate cash dividends received by the Borrower from Unrestricted Subsidiaries (to the extent such dividends otherwise are not included in the Borrower’s Consolidated Net Income) plus (v) to the extent that any Unrestricted Subsidiary of the Borrower designated as such after the Closing Date is redesignated as a Restricted Subsidiary after the Closing Date, the fair market value (as determined in good faith by the Board of Directors of the Borrower) of the Borrower’s Investment in such Subsidiary as of the date of such redesignation.

     The foregoing provisions will not prohibit (i) the payment of any dividend or the consummation of an irrevocable redemption within 60 days after the date of declaration thereof or the giving of the notice of redemption, as the case may be, if at the date of declaration or notice of redemption such payment would have complied with the provisions of this Agreement; (ii) the redemption, repurchase, retirement, defeasance or other acquisition or retirement for value of any Equity Interests of Borrower or subordinated Indebtedness of the Borrower or any Guarantor in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, other Equity Interests of the Borrower (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; and, provided further, that no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (iii)

the defeasance, redemption, repurchase or other acquisition or retirement for value of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; provided that no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (iv) the payment of any dividend or other distribution by a Restricted Subsidiary of the Borrower to the holders of Equity Interests on a pro rata basis; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower held by any current or former officer, director or employee of the Borrower’s or any of its Restricted Subsidiaries’ pursuant to any management equity subscription agreement, stock option agreement or other similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5.0 million (excluding for purposes of calculating such amounts during any period, loans incurred to finance the purchase of such Equity Interests that are repaid contemporaneously) in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (vi) repurchases of stock deemed to have occurred by virtue of the exercise of stock options; (vii) so long as no Default or Event of Default shall have occurred and be continuing, (A) on or prior to October 15, 2008, scheduled cash dividend payments on the Series B Preferred Stock (provided that, the Borrower’s Debt to Cash Flow Ratio at the time of any such payment, after giving proforma effect thereto as if such payment had been made at the beginning of the most recently ended four full fiscal quarter period of the Borrower for which internal financial statements are available, would have been no greater than 6.0 to 1.0) and (B) commencing after October 15, 2008, scheduled cash dividend payments on the Series B Preferred Stock; (viii) so long as no Default or Event of Default shall have occurred and be continuing, (A) repurchases of shares of Series B Preferred Stock and (B) on or prior to October 15, 2008, scheduled cash dividend payments on the Series B Preferred Stock, in an aggregate amount not to exceed $25.0 million in the case of all such repurchases and cash dividends pursuant to the foregoing clauses (A) and (B) of this clause (viii) and (ix) other Restricted Payments in an aggregate amount not to exceed $10.0 million in any twelve-month period so long as no Default or Event of Default shall have occurred and be continuing.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the Administrative Agent. Not later than the date of making any Restricted Payment, the Borrower shall deliver to the Administrative Agent an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which any calculation required by this Section 7.4 were computed.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, the aggregate fair market value of all outstanding Investments by the Borrower and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this Section 7.4 or under one or more clauses of the definition of Permitted Investments, as determined by the Borrower. Such designation will only be permitted if such Investment would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolutions of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the definition of an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under Section 7.2 hereof, the Borrower shall be in default). The Board of Directors of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Borrower of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under Section 7.2 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (ii) no Default or Event of Default would be in existence immediately following such designation.

     7.5. Dividend and Other Payment Restrictions Affecting Subsidiaries.

     The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a)(i) pay dividends or make any other distributions to the Borrower or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits or (ii) pay any indebtedness owed to the Borrower or any of its Restricted Subsidiaries, (b) make loans or advances to the Borrower or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) Existing Indebtedness as in effect on the date hereof, (ii) the First Lien Credit Agreement and any other agreement governing or relating to First Lien Loan Obligations, (iii) this Agreement as in effect on the date hereof, and the Guarantee and Collateral Agreement, (iv) applicable law, (v) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in anticipation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred, (vi) by reason of customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business and consistent with past practices, (vii) Purchase Money Indebtedness (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired, (viii) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole than those contained in the agreements governing the Indebtedness being refinanced, (ix) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of Sections 7.2 and 7.3 hereof that limits the right of the debtor to dispose of the assets securing such Indebtedness, (x) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business, (xi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, and (xii) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition.

     7.6. Asset Sales.

     The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors of the Borrower or such Restricted Subsidiary and evidenced by an Officer’s Certificate to be promptly delivered to the Administrative Agent) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration received in the Asset Sale by the Borrower or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (a) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet) of the Borrower or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Loans or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Borrower or such Restricted Subsidiary from further liability, and (b) any securities, notes or other obligations received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 90 days following the closing of such Asset Sale, shall be considered cash for purposes of this clause (ii).

     Notwithstanding the immediately preceding paragraph, the Borrower and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraph if (i) the Borrower or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of (as determined in good faith by the Board of Directors of the Borrower or the Restricted Subsidiary and set forth in an Officers’ Certificate delivered to the Administrative Agent) and (ii) at least 75% of the consideration for such Asset Sale constitutes a controlling interest in a Permitted Business, assets that are not classified as current assets used or useful in a Permitted Business and/or cash or Cash Equivalents; provided that any cash or Cash Equivalents received by the Borrower or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Proceeds subject to the provisions of the next succeeding paragraph.

     Within 365 days of the receipt of any Net Proceeds from an Asset Sale, the Borrower may apply such Net Proceeds, at its option, (i) to prepay First Lien Loans in accordance with the First Lien Credit Agreement and Loans in accordance with the terms of Section 2.11 including, without limitation, the prepayment of the Loans pursuant to Section

2.12(c), (ii) to the acquisition of a controlling interest in a Permitted Business, or (iii) to the making of a capital expenditure or the acquisition of other assets that are not classified as current assets used or useful in a Permitted Business. Pending the final application of any such Net Proceeds, the Borrower may prepay the First Lien Revolving Credit Loans or otherwise invest such Net Proceeds in any manner that is not prohibited by this Agreement. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph shall be deemed to constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Borrower shall be required to prepay the Loans in accordance with the terms of Section 2.12 (an “Asset Sale Offer”). Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     7.7. Transactions with Affiliates.

     The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Borrower or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person and (ii) the Borrower delivers to the Administrative Agent (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors that are disinterested as to such Affiliate Transaction and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Borrower of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (1) any transaction approved by the Board of Directors of the Borrower, with an officer or director of the Borrower or of any of its Subsidiaries in his or her capacity as an officer or director entered into in the ordinary course of business; (2) transactions between or among the Borrower and/or its Restricted Subsidiaries; (3) payment of reasonable directors fees to the Board of Directors of the Borrower and of its Restricted Subsidiaries; (4) fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of the Borrower or any of its Restricted Subsidiaries, as determined in good faith by the Board of Directors of the Borrower or of any such Restricted Subsidiary, to the extent the same are reasonable and customary; (5) any Restricted Payment that is permitted by Section 7.4; and (6) agreements in effect on the date of this Agreement and any modification thereto or any transaction contemplated thereby (including pursuant to any modification thereto) in any replacement agreement therefor so long as such modification or replacement is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the date of this Agreement, in each case, shall not be deemed to be Affiliate Transactions.

     7.8. Limitation on Sale and Leaseback Transactions.

     The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Borrower and the Guarantors may enter into a sale and leaseback transaction if (i) the Borrower or such Guarantor could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of Section 7.2 hereof and (b) incurred a Lien to secure such Attributable Debt pursuant to Section 7.3 hereof, (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors in good faith) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the proceeds of such transaction are applied in compliance with Section 7.6 hereof.

     7.9. Limitation on Optional Prepayment of Obligations.

     The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, except prior to 365 days following the Closing Date from proceeds of the LA Asset Sale pursuant to Section 2.12(c), make any optional prepayment, redemptions or acquisitions of the Obligations until the First Lien Term Loans have been paid in full.

SECTION 8. EVENTS OF DEFAULT

     If any of the following events shall occur and be continuing:

     (a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay when due any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five days after such interest or other amount becomes due in accordance with the terms hereof; or

     (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

     (c) Any Loan Party shall default in the observance or performance of any agreement contained in (i) Section 7 or (ii) Section 6.3(a) (with respect to the Borrower only); or

     (d) Any Loan Party shall default in the observance or performance of any other covenant or agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent or any Lender to the Borrower; or

     (e) The Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness for borrowed money or default in making any payment of principal under Hedge Agreements (including any Guarantee Obligation, but excluding the Loans), after the expiration of any grace period with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for borrowed money or default in making any payment of interest under Hedge Agreements was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness for borrowed money or in respect of Hedge Agreements or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness for borrowed money or in respect of Hedge Agreements to become due prior to its stated maturity or (in the case of any such Indebtedness for borrowed money or in respect of Hedge Agreements constituting a Guarantee Obligation) to become payable; provided that a default, event described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness for borrowed money or in respect of Hedge Agreements the outstanding principal amount of which exceeds in the aggregate $10,000,000; or

     (f) (i) The Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) any case, proceeding or other action of a nature referred to in clause (1) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

     (g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower, any of its Subsidiaries or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, (iv) any

Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Subsidiary shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; (vi) the Borrower, any of its Subsidiaries or any Commonly Controlled Entity shall be required to make during any fiscal year of the Borrower payments pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees (or their dependents) that, in the aggregate, exceed $10,000,000, (vii) the Borrower, any of its Subsidiaries or any Commonly Controlled Entity shall be required to make during any fiscal year of the Borrower contributions to any defined benefit pension plans subject to Title IV of ERISA (including any Multiemployer Plan) that, in the aggregate, exceed $10,000,000, (viii) an Unfunded Pension Liability shall exist, (ix) any potential withdrawal liability under Section 4201 of ERISA, if the Borrower, its Subsidiaries or any Commonly Controlled Entity were to completely or partially withdraw from a Multiemployer Plans shall exist or (x) any other similar event or condition shall occur or exist with respect to a Plan and in each case in clauses (i) through (x) above, such event or condition, either in and of itself or together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

     (h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving for the Borrower and its Subsidiaries taken as a whole a liability (to the extent not paid or covered by insurance in the reasonable opinion of the Borrower if the Borrower provides evidence of such coverage to the Administrative Agent) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

     (i) Any of the Security Documents shall cease, for any reason (other than pursuant to the terms thereof), to be in full force and effect, or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby in each case with respect to a material amount of Collateral, in each case, except as otherwise permitted by the Intercreditor Agreement; or

     (j) The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than pursuant to the terms thereof), to be in full force and effect or any Loan Party shall so assert; or

     (k) Such provisions of any subordinated debt that provide that the Obligations are senior thereto shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or

     (l) A Change of Control shall occur; or

     (m) (i) Any FCC License necessary for the conduct of any business or activity at any time conducted by the Borrower or any of its Subsidiaries shall be revoked, annulled, cancelled or (ii) the FCC takes any action with respect to any FCC License, in the case of each of (i) and (ii), the effect of which would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; or

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Loan Party, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent and the Lenders shall be entitled to exercise any and all remedies available under the Security Documents, including the Guarantee and Collateral Agreement, or otherwise available under applicable law or otherwise.

SECTION 9. THE AGENTS AND ARRANGERS

     9.1. Appointment. Each Lender hereby irrevocably designates and appoints Lehman Commercial Paper Inc. as the Administrative Agent under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

     9.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

     9.3. Exculpatory Provisions. Neither any Arranger, nor any Agent nor any of their respective Related Persons shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for any liability imposed by law, but then only if and to the extent found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely from its or any of its Related Persons’ personal gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Arrangers or the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party party thereto to perform its obligations hereunder or thereunder or for the creation, validity, legality, enforceability, perfection, priority, maintenance or enforcement of any guaranty or Lien required or purporting to be created under any of the Loan Documents or any other collateral security for the Obligations. As against any Secured Party, any matter required herein to be satisfactory to, found acceptable by or otherwise approved by the Administrative Agent may be approved or disapproved by it in its sole discretion, acting as it may see fit given any interest that it or its Affiliates may have and without any duty whatsoever to any other Lender. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

     9.4. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex, teletype or e-mail message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or the requisite Lenders required under Section 10.1 to authorize or require such action (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or the requisite Lenders under Section 10.1 to authorize or require such action (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Obligations.

     9.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default hereunder unless it has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders), except that (a) the Administrative Agent shall not be required to take any such action that it in good faith determines may be unlawful or that it in good faith believes may be imprudent or may expose it to liability, (b) the Administrative Agent shall not be required to take any such action unless it receives indemnity satisfactory to it from the Persons directing such action, and (c) unless and until the Administrative Agent shall have received such direction, the Administrative Agent may decline to act or may (but shall not be obligated to) take any action that it deems advisable.

     9.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither any of the Arrangers nor any of the Agents nor any of their respective officers, directors, employees, agents, attorneys and other advisors, partners, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Arranger or any Agent hereinafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Arranger or any Agent to any Lender. Each Lender represents to the Arrangers and the Agents that it has, independently and without reliance upon any Arranger or any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition, prospects and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Arranger or any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition, prospects and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither any Arranger nor any Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of such Arranger or such Agent or any of its officers, directors, employees, agents, attorneys and other advisors, partners, attorneys-in-fact or Affiliates.

     9.7. Indemnification. The Lenders agree to indemnify each Arranger and each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Arranger or such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Arranger or such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely from such

Arranger’s or such Agent’s gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

     9.8. Arrangers and Agents in Their Individual Capacities. Each Arranger and each Agent and their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Arranger was not the Arranger and such Agent was not an Agent. With respect to its Loans made or renewed by it, each Arranger and each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Arranger or an Agent, as the case may be, and the terms “Lender” and “Lenders” shall include each Arranger and each Agent in their respective individual capacities.

     9.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed) appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with a combined capital and surplus of $500,000,000; provided however, if the Borrower does not consent to the appointment of such successor Administrative Agent and an Event of Default under Section 8(f) with respect to the Borrower shall have occurred and be continuing then after the date that is 30 days following the date on which Borrower refused to give its consent to such appointment, the Administrative Agent may resign as Administrative Agent under this Agreement and the other Loan Documents and, upon the Administrative Agent’s resignation, the Borrower may appoint any Lender willing to act as successor Administrative Agent as Administrative Agent under this Agreement and the other Loan Documents. After any retiring Administrative Agent’s resignation as such, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

     9.10. Authorization to Release Liens. Upon the consummation of an Asset Sale or other disposition of property permitted hereunder, the Administrative Agent is hereby irrevocably authorized by each of the Lenders to release any Lien covering any Property of the Borrower or any of its Subsidiaries that the Administrative Agent in good faith believes to be permitted by this Agreement or to have been consented to in accordance with Section 10.1 or to be owned by any Subsidiary of the Borrower the Capital Stock of which was transferred, in any such Asset Sale, to a Person who is not an Affiliate of the Borrower.

     9.11. The Arrangers, Syndication Agent and Documentation Agent. The parties acknowledge and agree that (a) Lehman Brothers Inc. (in such capacity, the “Lead Arranger”) shall be credited as and may publicize that it is the sole advisor, sole lead arranger and sole book runner of the financing contemplated hereby, (b) each of Merrill Lynch, Pierce Fenner & Smith, Incorporated and Wachovia Capital Markets, LLC (collectively with the Lead Arranger, the “Arrangers”) shall be credited as and may publicize that it is one of the arrangers of the financing contemplated hereby, (c) Merrill Lynch Capital Corporation shall be credited as and may publicize that it is the Syndication Agent of such financing and (d) Wachovia Bank, National Association shall be credited as and may publicize that it is the Documentation Agent of such financing. Each Arranger, Syndication Agent and Documentation Agent (i) shall not, by reason of their designation as such or the provisions of this Section 9 or any action taken or omitted in such capacity, have any power, duty, responsibility or liability whatsoever under this Agreement or any other Loan Document (other than the Commitment Letter) or in respect of the financing contemplated hereby and (ii) shall nevertheless be entitled to all of the rights, immunities, indemnities and benefits granted to them herein.

SECTION 10. MISCELLANEOUS

     10.1. Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce or forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Loan, directly reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly and adversely affected thereby; (ii) amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of “Required Lenders”, consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents (other than as a result of a transaction otherwise permitted hereunder), release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement (except as permitted by the Loan Documents), in each case without the consent of all Lenders; (iii) amend, modify or waive any provision of Section 9 without the consent of any Arranger or any Agent directly and adversely affected thereby; or (iv) amend, modify or waive any provision of Section 2.18(a), (b) or (c) without the consent of each Lender directly and adversely affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents, the Arrangers and all existing and future holders of the Obligations. In the case of any waiver, the Loan Parties, the Lenders, the Arrangers and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof. For the avoidance of doubt, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Arrangers, the Agents and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

     If a Lender (such Lender a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of this Section 10.1 requires the consent of all of the Lenders affected thereby and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees, which assignees if not already Lenders hereunder, shall be reasonably acceptable to the Administrative Agent, provided that: (a) all Obligations, including indemnity obligations pursuant to Section 2.21, of the Borrower owing to such Non-Consenting Lender being replaced shall be repaid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 10.6.

     10.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrower, the Arrangers and the Agents, as follows and (b) in the case of the Lenders, as set forth on Schedule 1 to the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrower:	Spanish Broadcasting System, Inc.
2601 South Bayshore Drive, PH II
Coconut Grove, Florida 33133
Attention: Joseph A. Garcia
Telecopy: (305) 441-7861
Telephone: (305) 441-6901

with a copy to:	Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention: William E. Wallace, Esq.
Telecopy: (212) 836-3598
Telephone: (212) 836-8556

Lehman Commercial Paper Inc.:	Lehman Commercial Paper Inc.
745 Seventh Avenue
New York, New York 10019
Attention: Paul Arzouian
Telecopy: (646) 758-4980
Telephone: (212) 526-5803

with a copy to:	Dechert LLP
30 Rockefeller Plaza
New York, New York 10112
Attention: Bonnie Barsamian, Esq.
Telecopy: (212) 698-3599
Telephone: (212) 698-3520

The Lead Arranger:	Lehman Brothers Inc.
745 Seventh Avenue
New York, New York 10019
Attention: Maritza Ospina
Telecopy: (646) 758-4648
Telephone: (212) 526-6590

With a copy to:	Dechert LLP
30 Rockefeller Plaza
New York, New York 10112
Attention: Bonnie Barsamian, Esq.
Telecopy: (212) 698-3599
Telephone: (212) 698-3520

     10.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Arranger, any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     10.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

     10.5. Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Lead Arranger promptly following receipt of a reasonably detailed invoice therefor for all reasonable out-of-pocket expenses, including the reasonable fees, disbursements and other charges of one set of counsel (which may include local counsel), incurred in connection with the Loans and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby provided, however, that notwithstanding the foregoing, the obligations of Borrower under this clause (a) in respect of such out-of-pocket expenses incurred by the Lead Arranger and Administrative Agent through the Closing Date shall be limited as provided in the Fee Letter (it being understood that nothing herein limits the Borrower’s obligation to make payments to the Lenders and the Arrangers agreed to in the Fee Letter), (b) to pay or reimburse each Lender, the Lead Arranger and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to the Lead Arranger and the Administrative Agent, (c) to pay, indemnify, and hold each Lender, the Arrangers and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, each Arranger and each Agent, and each of their respective Related Persons (each of the Lenders, Arrangers and Agents and their Related Persons, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements of any kind or nature whatsoever arising in connection with any action, litigation, proceeding, investigation or judgment with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party or any of the Properties and the reasonable fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Person of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee, except as a result of the gross negligence or willful misconduct of any such Indemnitee. All amounts due under this Section shall be payable not later than 30 days after receipt of a reasonably detailed written invoice therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to the Borrower in accordance with Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

     10.6. Successors and Assigns; Participations and Assignments.

     (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Arrangers, the Agents, all other holders of the Obligations and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Arrangers, the Agents and each Lender.

     (b) Any Lender may, without the consent of the Borrower or any other Person, in accordance with applicable law, at any time sell to one or more Eligible Assignees (each, a “Participant”) participating interests in any Loan owing to such Lender, in any Commitment of such Lender or any other economic interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.20, such Participant shall have complied with the requirements of said Section; and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

     (c) Any Lender (an “Assignor”) may, in accordance with applicable law, upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any Affiliate, Related Fund or Control Investment Affiliate thereof or, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, it being understood that the Borrower may withhold its consent if any such assignment is to be made to a competitor of Borrower) and the Administrative Agent (provided that (x) no such consent need be obtained if (i) the Assignee is another Lender or an Affiliate of a Lender or (ii) the assignment is by a Lender to a Related Fund of such Lender, and (y) except with respect to any assignment to a competitor of the Borrower in any event the consent of the Borrower need not be obtained with respect to any assignment to an Eligible Assignee at any time when an Event of Default is continuing), to an additional Eligible Assignee (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit I, executed by such Assignee and such Assignor (an “Assignment and Acceptance”) (and, where the consent of the Borrower or the Administrative Agent is required pursuant to the foregoing provisions, by the Borrower and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or, with respect to such Lender, any Affiliate, Control Investment Affiliate or Related Fund) shall be in an aggregate principal amount of less than $1,000,000 and, after giving effect thereto, the Assignor shall retain an Aggregate Exposure of no less than $1,000,000 (other than in the case of an assignment of all of a Lender’s interests under such Agreement), in each case unless otherwise agreed by the Borrower and the Administrative Agent. Any such assignment need not be ratable as among the Loans. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be party hereto as a Lender).

     (d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Commitment and Loans) at any reasonable time and from time to time upon reasonable prior notice.

     (e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (x) in connection with an assignment by a Lender to, with respect to such Lender, an Affiliate, a Control Investment Affiliate or a Related Fund, (y) in connection with an assignment by or to a Lehman Entity or (z) in the case of an Assignee that is already a Lender or is an Affiliate of a Lender or a Person under common management with a Lender), the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for any Note of the assigning Lender) a new Note, as the case may be, to such Assignee or its registered assigns in an amount equal to the Loan, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Loans upon request, a new Note to the Assignor or its registered assigns in an amount equal to the Loans retained by it hereunder. Such new Note shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby.

     (f) For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

     10.7. Adjustments; Set-off.

     (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

     (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower (any such notice being expressly waived by the Borrower to the extent permitted by applicable law), upon any amount becoming due and payable (after all applicable grace periods have expired) by the Borrower hereunder (whether at stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, but excluding fiduciary accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees to notify promptly the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

     10.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

     10.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     10.10. Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Agents, the Arrangers and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Loan Party, any Arranger, any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

     10.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     10.12. Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

     (a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York situated in the County of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

     10.13. Acknowledgments. The Borrower hereby acknowledges that:

     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

     (b) neither any Arranger, nor any Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arrangers, the Agents and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of participants in a debtor and creditor transaction; and

     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arrangers, the Agents and the Lenders or between the Borrower and any of them.

     10.14. Confidentiality. Each of the Arrangers, the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement; provided that nothing herein shall prevent any Arranger, any Agent or any Lender from disclosing any such information (a) to any Arranger, any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors involved in the evaluation or administration of the credit facilities contemplated hereby to the extent that such advisor shall agree to comply with the provisions of this section, (d) upon the request or demand of any Governmental Authority having jurisdiction over it, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than in breach of this Section, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (i) to the extent necessary in connection with the exercise of any remedy hereunder or under any other Loan Document.

     10.15. Release of Collateral and Guarantee Obligations.

     (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any disposition of property permitted by the Loan Documents, the Administrative Agent shall (without notice to or vote or consent of any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral being disposed of in such disposition of property, and to release any Guarantee Obligations of any Person being disposed of in such disposition of property, to the extent necessary to permit consummation of such disposition of property in accordance with the Loan Documents; provided that the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the date of the proposed release, a written request for release identifying the relevant Collateral being disposed of in such disposition of property and the terms of such disposition of property.

     (b) The Administrative Agent shall be, and hereby is, irrevocably authorized and empowered to release any and all of the Collateral and take any and all actions necessary therefor or reasonably incidental thereto, upon request of the Borrower and without notice to or consent of any Lender or any other holder of Obligations, when all Commitments have terminated the principal of and interest on all Loans have been paid in full and the Administrative Agent has received payment in full, or payment security satisfactory to it, as to all other Obligations that are claimed by the Administrative Agent or in respect of which the Administrative Agent has received, reasonably in advance of such release, written notice that any payment is due or any claim is pending.

     10.16. Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Account Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required or permitted by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, or, if applicable, the SEC.

     10.17. Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.

     10.18. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

     10.19. WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

     10.20. Designated Senior Debt. The Obligations (including the Guarantee Obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement) are hereby designated as “Designated Senior Debt” for the purposes of and as defined in the Preferred Stock Exchange Notes Indenture and any indenture governing Preferred Stock Exchange Notes or Indebtedness incurred in any Permitted Refinancing under clause (1) of the definition of such term.

[Remainder of page left blank intentionally; signatures follow.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SPANISH BROADCASTING SYSTEM, INC.
By:	/s/ Joseph A. Garcia
	Name:	Joseph A. Garcia
	Title:	Chief Financial Officer, Executive Vice President and Secretary

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent
By:	/s/ V. Paul Arzouian
	Name:	V. Paul Arzouian
	Title:	Authorized Signatory

MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED, as Syndication Agent
By:	/s/ Anthony Lefaire
	Name:	Anthony Lefaire
	Title:	Director

WACHOVIA BANK, NATIONAL ASSOCIATION, as Documentation Agent
By:	/s/ Russ Lyons
	Name:	Russ Lyons
	Title:	Director